Exhibit 10.4

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

LIMITED LIABILITY COMPANY AGREEMENT

OF

CROSS TIMBERS ENERGY, LLC

A DELAWARE LIMITED LIABILITY COMPANY

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TABLE OF CONTENTS

		Page
Exhibit A	Members, Initial Capital Commitments and Capital Contributions	53

Exhibit B	Description of Contributed Assets	54

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LIMITED LIABILITY COMPANY AGREEMENT

OF

CROSS TIMBERS ENERGY, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Cross Timbers Energy, LLC, a Delaware limited liability company (the “Company”), is entered into and effective as of June 13 , 2012 (Effective Date”), by XTO Energy Inc., a Delaware corporation (“XTO Energy”), XH LLC, a Delaware limited liability Company (“XH”) and HHE Energy Company, a Delaware corporation (“HHE”), and MorningStar Partners, L.P., a Delaware limited partnership (“Morningstar”), (each a “Member” and collectively the “Members”).

RECITALS

WHEREAS, XTO Energy, XH and HHE (each an “XTO Party” and collectively the “XTO Parties”) and their respective Affiliates (as defined below) own the Contributed Assets (as defined below) which are located in the United States and which are currently producing or are capable of producing hydrocarbons;

WHEREAS, some of the Contributed Assets currently are operated by the XTO Parties and/or their Affiliates and other of the Contributed Assets currently are operated by Third Parties;

WHEREAS, Morningstar wishes to invest in the Contributed Assets and the XTO Parties wish to facilitate such investment in the context of an overall transaction;

WHEREAS, the Members wish to form an entity to, inter alia, operate and manage the Contributed Assets; and

WHEREAS, the Members have formed the Company to be operated and governed in accordance with this Agreement in furtherance of the Company Business (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below:

1.1. “AAA” has the meaning set forth in Section 14.2.

1.2. “Act” means the Delaware Limited Liability Company Act, as amended from time to time.

1.3. “Additional Capital Contributions” means the contributions to the capital of the Company agreed to and approved by all Members and made by the Members in accordance with Section 4.2 in excess of their respective Initial Capital Commitments.

1.4. “Adjusted Capital Account Balance” means a Member’s Capital Account balance as of the end of the relevant Fiscal Year (a) increased by any amount that such Member is deemed obligated to restore under Treas. Reg. § 1.704-1(b)(2)(ii)(c) (including any addition thereto pursuant to the next to last sentences of Treas. Reg.§ l.704-2(g)(l) and (i)(5) after taking into account thereunder any changes during such Fiscal Year in Company Minimum Gain and in Member Nonrecourse Debt Minimum Gain) and (b) decreased by any adjustments, allocations, and distributions specified in Treas. Reg.§ l.704-l(b)(2)(ii)(d)(4), (5), and (6) as are reasonably expected to be made to such Member. A distribution or allocation will result in a Member having a deficit Adjusted Capital Account Balance to the extent such distribution or allocation either will create or increase a deficit balance in such Member’s Capital Account after making the adjustments described in the preceding sentence.

1.5. “Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” (including with correlative meanings “controls,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.6. “Agreed Interest Rate” means interest compounded on a monthly basis, at the rate per annum equal to the one-month term, London Interbank Offered Rate for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus five percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.7. “Agreed Value” means (a) the fair market value of any Property or liability valued in accordance with Sections 4.6(b)(ii), 4.6(c)(i) or 4.6(e) as of the relevant date of determination, as determined by the MMC in good faith and by reasonable methods, including the Valuation Process; provided that (b) the Agreed Value, as of the date of the contribution of a Contributed Asset to the Company, that is credited to a Member’s Capital Account under Section 4.6(b)(ii) for any Contributed Asset included on Exhibit B shall be the amount set forth for such asset on Exhibit B.

1.8. “Agreement” has the meaning set forth in the preamble.

1.9. “Annual Work Program & Budget” has the meaning set forth in Section 6.6(a).

1.10. “Business Day” means any day other than a Saturday, a Sunday or a day on which national banking associations in Fort Worth, Texas are required or authorized by law to be closed.

1.11. “Capital Account” means the capital account to be maintained by the Company for each Member in accordance with Section 4.6.

1.12. “Capital Contribution” means, with respect to any Member, the total amount of cash and the Agreed Value of any non-cash property (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to) actually contributed to the capital of the Company by such Member.

1.13. “Carrying Value” means, with respect to Property contributed to the Company by its Members, the Agreed Value of such Property as of the date of its contribution, and with respect to any other Property acquired by the Company, the adjusted tax basis at the time of acquisition as determined for federal income tax purposes, in each case reduced by any Depreciation determined with respect to such Property since the date of its contribution or acquisition by the Company, whichever the case may be; provided, however, if the Carrying Value of any Property is adjusted pursuant to Section 4.6(e), the Carrying Value of such Property following such adjustment shall be such adjusted Carrying Value reduced by any Simulated Depletion Deductions or Depreciation determined with respect to such Property under the proviso in the last sentence of the definition of “Simulated Depletion Deductions” and the last sentence of the definition of “Depreciation”, as appropriate, since the date of such adjustment under Section 4.6(e). “Carrying Value” means with respect to any liability incurred by the Company, as of any date of determination, the face amount of such liability at the time of its original incurrence by the Company, as adjusted pursuant to Section 4.6(e).

1.14. “Cause” means any one or more of the following events: (i) a person has been willfully dishonest, committed an act of embezzlement, fraud or theft, or made an intentional misrepresentation, in each case, with respect to the Company or its Affiliates, (ii) a person has refused or failed to carry out the legitimate directives or instructions of the MMC (or such other person to whom such person reports as may be designated from time to time by the MMC); (iii) a person continues to violate any reasonable, lawful policy adopted by the MMC after being notified in writing of such violation, (iv) a person has breached his or her fiduciary duties, if any, to the Company or any of its Affiliates, (v) a person has been found guilty of or have plead guilty or nolo contendere to the commission of a felony or any other crime that results in injury, damage or harm to the Company, or (vi) a person has materially breached this Agreement; provided, however, that in the case of clause (ii) or (vi) above, only if such breach, refusal or failure has not been cured within 30 days after such person’s receipt of written notice from the Company describing such refusal, breach or failure in reasonable detail.

1.15. “Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as the same may be amended.

1.16. “CEO” has the meaning set forth in Section 6.l(a).

1.17. “CFO” has the meaning set forth in Section 6.l(a).

1.18. “Chair” has the meaning set forth in Section 6.2(c)(i).

1.19. “Chairman” has the meaning set forth in Section 6.l(a).

1.20. “Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

1.21. “Company” has the meaning set forth in the preamble.

1.22. “Company Business” means the business in which the Company shall engage from time to time in accordance with Section 2.2.

1.23. “Company Minimum Gain” means the amount of Company minimum gain, computed in the manner set forth in Treas. Reg. § l.704-2(d).

1.24. “Company Nonrecourse Deduction” means the amount of nonrecourse deductions computed in the manner set forth in Treas. Reg. § l.704-2(c).

1.25. “Company Tax Items” has the meaning set forth in Section 5.5.

1.26. “Confidential Information” means all non-public information, materials or documents (regardless of the media in which maintained): (a) concerning the business or affairs of the Company or any of its Affiliates, or (b) concerning the business or affairs of a Member or its Affiliates (other than the Company). For purposes of this definition, Confidential Information shall not include, with respect to a particular Member receiving the information, materials or documents or the Company, any information, materials or documents that are: (i) known to or in the possession of such recipient as of the date of disclosure to such recipient; (ii) disclosed in published literature or otherwise generally known to the public or available within the Company’s or the recipient’s industry; (iii) obtained by the recipient from a Person other than the Company or the Member to which such information, material or document relates (or any of such Member’s Affiliates) (provided that the recipient knows of no obligation of confidentiality owed by any such Third Party to the Company, any of its Affiliates, or the disclosing Member, as the case may be, relating to the Confidential Information); or (iv) independently developed by the recipient without reference to any Confidential Information.

1.27. “Contributed Assets” means the aggregate non-cash assets constituting the XTO Parties’ Tranche I Contributed Assets and Tranche 2 Contributed Assets, as more particularly described in Exhibit “B”.

1.28. “COO” has the meaning set forth in Section 6.l(a).

1.29. “Cure Period” has the meaning set forth in Section 4.3(a).

1.30. “Default Contribution Amount” has the meaning set forth in Section 4.3(a).

1.31. “Default Rule” means a provision of the Act that would apply to the Company unless otherwise provided in, or modified by, this Agreement.

1.32. “Defaulting Member” has the meaning set forth in Section 9.1.

1.33. “Depreciation” means for each Fiscal Year, (i) an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to a depreciable or amortizable Property for such Fiscal Year for federal income tax purposes, except (ii) with respect to any depreciable or amortizable Property whose Agreed Value differed from its adjusted tax basis at the time of its contribution to the Company and which difference is being eliminated by use of the “traditional method” defined by Treasury Regulation section l.704-3(b), Depreciation for any Fiscal Year shall be an amount that bears the same ratio to the beginning Carrying Value of such Property at the beginning of such Fiscal Year as the federal income tax depreciation, amortization or cost recovery deduction for such Fiscal year bears to such Property’s adjusted tax basis at the beginning of such Fiscal Year; provided, however, that if the adjusted basis for federal income tax purposes of a depreciable or amortizable Property at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the MMC. If the Carrying Value of a depreciable or amortizable Property is adjusted pursuant to Section 4.6(e) during a Fiscal Year, following such adjustment Depreciation shall thereafter be determined under clause (ii) immediately above, based upon the Carrying Value of such Property, as so adjusted.

1.34. “Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) between or among the Members and/or the Company arising out of, relating to, or in connection with this Agreement or the activities or operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

1.35. “DOAG” means delegation of authority guidelines as established by the Company.

1.36. “Effective Date” has the meaning set forth in the preamble.

1.37. “Electronic Transmission” has the meaning set forth in Section 18-302(d) of the Act and shall be deemed to be written, signed and dated for purposes of this Agreement to the extent that such Electronic Transmission sets forth or is delivered with information from which the Company can reasonably determine: (a) that the Electronic Transmission was transmitted by the Member Representative so acting by written consent, or by another Person or Persons authorized to act for such Member; (b) the date on which such Member Representative or other authorized Person or Persons transmitted such Electronic Transmission; and (c) that the Member Representative or other authorized Person or Persons intended the Electronic Transmission to constitute a Member Representative vote or consent hereunder. The date on which such Electronic Transmission is transmitted shall be deemed to be the date on which such consent was signed.

1.38. “Financial Accounts” has the meaning set forth in Section 4.7.

1.39. “Financial Accounts Assets” means the assets related to the Financial Accounts, as described in Section 4.7.

1.40. “FAM” has the meaning set forth in Section 6.1(a).

1.41. “Financial Accounts Profit” or “Financial Accounts Loss” means, for any Fiscal Year, the positive amount (in the case of Financial Accounts Profit) or the negative amount (in the case of Financial Accounts Loss) arrived at by adding together all items taken into account in computing Profit or Loss that are directly attributable to Financial Accounts Assets and activities (as determined for such Fiscal Year). Financial Accounts Profits and Financial Accounts Loss shall not include any allocations of salaries, accounting and systems costs, overhead or indirect expenses.

1.42. “Financial Accounts Sharing Percentage” means, with respect to Morningstar, 5% and with respect to the XTO Parties, 95% in aggregate, allocated amongst each XTO Party pursuant to the following calculations:

(a) for the period up to and including the Tranche 2 Closing Date: (i) ***; (ii) multiplied by the Agreed Value of such XTO Party’s Tranche I Contributed Assets; and (iii) divided by the aggregate Agreed Value of the XTO Parties’ Tranche 1 Contributed Assets; and

(b) for any period after the Tranche 2 Closing Date: (i) ***; (ii) multiplied by such XTO Party’s Capital Account immediately following the Tranche 2 Closing Date; and (iii) divided by the aggregate of the XTO Parties’ Capital Accounts immediately following the Tranche 2 Closing Date.

1.43. “Fiscal Year” means (i) the period commencing on the Effective Date and ending on December 31, 2012, (ii) any subsequent twelve (12) month period commencing on January I and ending on December 3 I, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profit, Loss and other items of Company income, gain, loss or deduction pursuant to Section 5.

1.44. “GAAP” means United States generally accepted accounting principles, consistently applied.

1.45. “HHE” has the meaning set forth in the preamble.

1.46. “IDCs” means “intangible drilling and development costs” described in Section 263(c) of the Code.

1.47. “Initial Capital Commitment” means, with respect to any Member, the initial amount of cash and the Agreed Value of the Contributed Assets which such Member has agreed to contribute to the Company in accordance with Section 4.l(a) and as specified in Exhibit A, which consists of the Tranche I Initial Capital Commitment and the Tranche 2 Initial Capital Commitment.

1.48. “Lock-up Period” means the period commencing on the Effective Date and expiring on the third anniversary of such date.

1.49. “Member” has the meaning set forth in the preamble.

1.50. “Member Nonrecourse Debt” means any Company liability to the extent the liability is nonrecourse for purposes of Treas. Reg. § 1.1001-2, and a Member (or related person (within the meaning of Treas. Reg.§ l.752-4(b))) bears the economic risk of loss under Treas. Reg. § 1.752-2 because, for example, the Member (or related person) is the creditor or a guarantor. The determination of whether a Company liability constitutes a Member Nonrecourse Debt shall be made in accordance with Treas. Reg.§ l.704-2(b)(4).

1.51. “Member Nonrecourse Debt Minimum Gain” means the amount of partner nonrecourse debt minimum gain, computed in the manner set forth in Treas. Reg. § 1.704- 2(i)(3), with respect to each Member Nonrecourse Debt.

1.52. “Member Nonrecourse Deduction” means the amount of partner nonrecourse deductions as computed under Treas. Reg. § l.704-2(i)(2).

1.53. “Member Representative” means an individual designated by a Member in accordance with Section 6.2(b)(i).

1.54. “Members’ Management Committee” or “MMC” has the meaning set forth in Section 6.2(a).

1.55. “Membership Interest” means, with respect to any Person, such Person’s “limited liability company interest” (within the meaning of Section 18-701 of the Act) in the Company.

1.56. “Membership Percentage” means with respect to Morningstar, 50% and with respect to the XTO Parties, 50% in aggregate, allocated amongst each XTO Party pursuant to the following calculations:

(a) for the period up to and including the Tranche 2 Closing Date: (i) ***; (ii) multiplied by the Agreed Value of such XTO Party’s Tranche 1 Contributed Assets; and (iii) divided by the aggregate Agreed Value of the XTO Parties’ Tranche 1 Contributed Assets; and

(b) for any period after the Tranche 2 Closing Date: (i) ***; (ii) multiplied by such XTO Party’s Capital Account immediately following the Tranche 2 Closing Date; and (iii) divided by the aggregate of the XTO Parties’ Capital Accounts immediately following the Tranche 2 Closing Date.

1.57. “Morningstar” has the meaning set forth in the preamble.

1.58. “Morningstar Change of Control” means the transfer (other than a transfer upon the death or incapacity of the individual involved) of a direct or indirect interest in Morningstar which results in Bob R. Simpson, Vaughn 0. Vennerberg, II, Keith Hutton and Timothy L. Petrus, collectively or individually, ceasing to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of Morningstar, whether through ownership of voting securities, by contract or otherwise.

1.59. “Net Cash Flow” means, for any period or as of a specified date, the sum of cash from (a) operations of the Company Business, (b) the net proceeds of any loan made to or obtained by the Company, (c) the net proceeds of any sale or disposition of Property of the Company or (d) any other source for such period after deducting, without duplication, the following amounts for such period: (i) amounts required to pay the Company’s operating expenses and current liabilities (including expenses under the Annual Work Program & Budget),

(ii) amounts required to discharge any Company debt or obligation, including loans or advances from Members, (iii) the amount of any additions to Reserves and (iv) amounts to pay any capital expenditures of the Company. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of Reserves. Net Cash Flow shall not include any amounts related to or derived from Financial Accounts.

1.60. “Offered Membership Interest” has the meaning set forth in Section 7.3(a).

1.61. “Offeror” has the meaning set forth in Section 7.3(a)(i)(l).

1.62. “Operating and Services Agreement” has the meaning set forth in Section 6.7.

1.63. “Party” means, individually, either Morningstar or XTO Energy and “Parties” means, collectively, Morningstar and XTO Energy.

1.64. “Permitted Investments” means any of the following U.S. dollar denominated debt instruments: (i) obligations issued or guaranteed by the U.S. government; (ii) obligations issued by a U.S. governmental agency having a rating (as most recently published) on its outstanding senior long-term unsecured, unguaranteed indebtedness of AA or higher from Standard & Poor’s Rating Services (“S&P”) or Aa or higher from Moody’s Investor Service (“Moody’s”); (iii) demand deposits, time deposits, certificates of deposit or other obligations which are issued, accepted or guaranteed by a bank having a rating (as most recently published) on its outstanding senior long-term unsecured, unguaranteed indebtedness of AA- or higher from S&P or Aa3 or higher from Moody’s; (iv) commercial paper, corporate promissory notes or other obligations which (x) have (or similar instruments by the same issuer have) senior short-term unsecured, unguaranteed indebtedness of A-1 or higher from S&P or P-1 from Moody’s or (y) are obligations which are supported by an unconditional guarantee or letter of credit from any bank referred to in clause (iii); (v) loans to Affiliates of XTO Energy which (x) have a rating (as most recently published) on its outstanding senior long-term unsecured, unguaranteed indebtedness of AA- or higher from S&P or Aa3 or higher from Moody’s or (y) are guaranteed by Affiliates of XTO Energy which have a rating (as most recently published) on its outstanding senior long-term unsecured, unguaranteed indebtedness of AA- or higher from S&P or Aa3 or higher from Moody’s, or which is supported by equity (including the equity of any guarantor) that is equal to at least 5 times the deposited amount; (vi) any other debt obligation approved by the MMC. Provided, however, that unless otherwise agreed by the MMC (i) not more than 50% of Financial Accounts Assets may be invested in instruments having a maturity of greater than one year, and (ii) the Company will have the right to call any instrument with a maturity greater than one year after one year.

1.65. “Permitted Transfer” has the meaning set forth in Section 7.2.

1.66. “Permitted Transferee” means: (a) in the case of a transferor who is an individual to (i) any spouse, lineal descendent or ancestor of such transferor, (ii) a trust for the benefit of the transferor or the spouse, lineal descendent or ancestor of such transferor, or (iii) to any corporation or partnership owned at least fifty percent (50%) by the transferor or the spouse, lineal descendent or ancestor of such transferor, and controlled by the transferor; (b) in the case of a transferor that is a trustee of a trust referred to in subsection (a)(ii) above, to any beneficiary of the trust administered by the trustee upon the termination or partial termination of such trust in accordance with the provisions of that trust’s governing instrument; or (c) a transfer pursuant to a last will and testament or the laws or intestacy.

1.67. “Person” means any human being, organization, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, association, governmental entity or other legal entity.

1.68. “Pre-Emption Member” has the meaning set forth in Section 7.3(a).

1.69. “Pre-Emption Notice” has the meaning set forth in 7.3(a)(ii).

1.70. “President” has the meaning set forth in Section 6.l(a).

1.71. “Profits” or “Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or taxable loss for such Fiscal Year, as determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be separately stated pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), but with the following adjustments:

(a) Any tax exempt income and gain, as described in Section 705(a)(l)(B) of the Code not otherwise taken into account in computing Profits or Losses pursuant hereto shall be added to such taxable income or taxable loss and any related expenses not allowed as a deduction pursuant to Section 265 of the Code shall be subtracted from such taxable income or taxable loss.

(b) Any expenditures of the Company described in Sections 705(a)(2)(B) of the Code (or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. § 1.704-l(b) and not otherwise taken into account under this Section) and 709 of the Code (except for amounts with respect to which an election is properly made under Section 709(b)) for such Fiscal Year shall be subtracted from such taxable income or taxable loss.

(c) To the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section l.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profit or Loss.

(d) In the event the Carrying Value of any Property (other than an oil or gas property giving rise to Simulated Gain or Simulated Loss upon sale) is adjusted pursuant to Section 4.6(e), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the Property) or an item of loss (if the adjustment decreases the Carrying Value of the Property) from the disposition of such Property and shall be taken into account for purposes of computing Profit or Loss.

(e) In the event the Carrying Value of any Company liability is adjusted pursuant to Section 4.6(e), the amount of such adjustment shall be treated as an item of gain (if the adjustment decreases the Carrying Value of such liability) or loss (if the adjustment increases the Carrying Value of such liability) and shall be taken into account in computing Profit or Loss.

(f) Gain or loss resulting from any disposition of Property (other than an oil or gas property giving rise to Simulated Gain or Simulated Loss upon sale) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value, and shall be taken into account for purposes of computing Profit or Loss.

(g) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”.

(h) Notwithstanding any other provision of this definition, any items of income, gain, deduction or loss that are specially allocated pursuant to Sections 5.4(e) through 5.4(h) shall not be taken into account in computing Profit or Loss.

(i) The amount of each item of Company income, gain, deduction or loss available to be specially allocated pursuant to Sections 5.4(e) through 5.4(h) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above.

1.72. “Property” means all of the Company’s right, title and interest in and to any real or personal property interests (tangible and intangible) owned by the Company.

1.73. “Regulatory Allocations” means the allocations described in Sections 5.4(f) (Company Minimum Gain Chargeback, Member Nonrecourse Debt Minimum Gain Chargeback, Qualified Income Offset, Gross Income Allocation, Company Nonrecourse Deductions, and Member Nonrecourse Deductions, respectively).

1.74. “Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the MMC for working capital, to pay taxes, insurance, debt service and other costs or expenses incident to the conduct of the Company Business.

1.75. “Residual Profit” or “Residual Loss” means Profits or Loss minus Financial Accounts Profits or Loss.

1.76. “Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Code Section 614).

1.77. “Simulated Depletion Deductions” means, for each Fiscal Year, an amount equal to the simulated depletion allowable with respect to an oil and gas asset for such Fiscal Year pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(k)(2), applying the simulated cost depletion method. With respect to any oil and gas asset whose Carrying Value differs from its adjusted tax basis for federal income tax purposes at the beginning of a Fiscal Year, Simulated Depletion Deductions shall be that amount determined by applying the principles of Treasury Regulations Section l.611-2(a)(l) as if such Carrying Value was the adjusted basis upon which simulated cost depletion is computed under Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2); provided, however, if the Carrying Value of an oil and gas asset is adjusted pursuant to Section 4.6(e) during a Fiscal Year, following such adjustment Simulated Depletion Deductions shall thereafter be calculated under the preceding clause based upon such adjusted Carrying Value, as so adjusted.

1.78. “Simulated Gain” or “Simulated Loss” means the simulated gain or simulated loss computed by the Company with respect to its oil and gas properties pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(k)(2). In the event the Carrying Value of an oil or gas property is adjusted pursuant to Section 4.6(e), the amount of such adjustment shall be treated as an item of Simulated Gain (if the adjustment increases the Carrying Value of the property) or an item of Simulated Loss (if the adjustment decreases the Carrying Value of the property) from the disposition of such property.

1.79. “Tax” means any tax, levy, royalty, rate, duty, fee, or other charge imposed by any governmental, semi-governmental or other body authorized by law to impose such items. Without limiting the generality of the foregoing, Tax includes tax measured by income, tax measured by capital, franchise tax, goods and services taxes, sales tax, use tax, property tax, excise tax, severance tax, value-added tax, petroleum revenue tax, any tax respecting environmental effects of exploring for, producing, processing, transporting, storing, supplying, selling, or consuming hydrocarbons, including carbon taxes, and any other tax imposed on or required to be paid by the Company in respect of the Company’s existence or operations.

1.80. “Tax Matters Member” means initially, XTO Energy, and thereafter, such other person designated as the Tax Matters Member pursuant to Section 12.4.

1.81. “Third Party” means a Person other than a Member, an Affiliate of a Member or a Person which has any direct or indirect ownership interest in a Member or an Affiliate of a Member.

1.82. “Total Amount in Default” means, with respect to a Defaulting Member under Section 4.3(a), the sum of the following amounts:

(a) the amount of the outstanding capital contributions of such Defaulting Member (with any non-cash assets valued at their Agreed Value),

(b) Third-Party costs incurred by the Company to enforce such Defaulting Member’s obligation to make such capital contribution, and

(c) interest at the Agreed Interest Rate on the amounts set forth in the preceding clauses (a) and (b) accruing from (i) with respect to the amounts in the preceding clause (a), the date or dates on which the Defaulting Member’s outstanding capital contributions were due and payable, and (ii) with respect to the amounts in the preceding clause (b), the date on which the Company incurred such Third Party costs, in each case, until (and including) the day prior to the day all such amounts are paid in full (or any agreed-upon non-cash contributions made) by the Defaulting Member.

1.83. “Tranche 1 Closing Date” means the later of (a) August 1, 2012 and (b) the date five Business Days after the date that the XTO Parties are in a reasonable position to transfer the Tranche 1 Contributed Assets and the Company is in a reasonable position to accept the transfer of the Tranche 1 Contributed Assets.

1.84. “Tranche 2 Closing Date” means the later of (a) January 1, 2013 and (b) the date five Business Days after the date that the XTO Parties are in a reasonable position to transfer the Tranche 2 Contributed Assets and the Company is in a reasonable position to accept the transfer of the Tranche 2 Contributed Assets.

1.85. “Tranche 1 Contributed Assets” has the meaning set forth in Exhibit B.

1.86. “Tranche 2 Contributed Assets” has the meaning set forth in Exhibit B.

1.87. “Tranche 1 Initial Capital Commitment” has the meaning set forth in Section 4.l(a).

1.88. “Tranche 2 Initial Capital Commitment” has the meaning set forth in Section 4.l(a).

1.89. “Transfer” means any sale, transfer, exchange, assignment, pledge, hypothecation or gift, in each case, whether direct or indirect, or the entry into any contract for the foregoing or any voting trust or other agreement or arrangement respecting voting rights associated with or any beneficial interest in a Member’s Membership Interests.

1.90. “Transfer Notice” has the meaning set forth in Section 7.3(a)(i).

1.91. “Transferring Member” has the meaning set forth in Section 7.3(a).

1.92. “Treasury Regulations” or “Treas. Reg.” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

1.93. “Unrealized Gain” means, (a) with respect to any Property, as of any date of determination, the excess, if any, of (i) the Agreed Value of such Property as of such date, over (ii) the Carrying Value of such Property as of such date, and (b) with respect to any liability, as of any date of determination, the excess, if any, of(i) the Carrying Value of such liability as of such date, over (ii) the fair market value of such liability as of such date.

1.94. “Unrealized Loss” means, (a) with respect to any Property, as of any date of determination, the excess, if any, of (i) the Carrying Value of such Property as of such date, over (ii) the Agreed Value of such Property as of such date, and (b) with respect to any liability, as of any date of determination, the excess, if any, of (i) the fair market value of such liability as of such date, over (ii) the Carrying Value of such liability as of such date.

1.95. “Valuation Process” means the valuation process conducted from time to time in accordance with Section 14.4.

1.96. “Voting Representative” means a Member Representative designated by a Member as such in accordance with Section 6.2(b)(i).

1.97. “XH” has the meaning set forth in the preamble.

1.98. “XTO Energy” has the meaning set forth in the preamble.

1.99. “XTO Party(ies)” has the meaning set forth in the preamble.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1. Formation of the Company; Authorization.

(a) The initial Members caused the Company to be formed as a limited liability company under the laws of the State of Delaware by filing the Certificate with the Secretary of State of the State of Delaware. The initial Members hereby approve, confirm and ratify in all respects all actions of Vaughn 0. Vennerberg, II, an “authorized person” (as that term is used in Section 18-204 of the Act), taken in connection with the filing of such Certificate with the Secretary of State of the State of Delaware.

(b) Notwithstanding any other provision of this Agreement to the contrary, the Members hereby appoint Vaughn 0. Vennerberg, II as a duly authorized representative of the Company, and authorize, empower and direct such representative, in the name and on behalf of the Company, to execute and deliver any and all other documents, instruments and agreements referenced therein or appurtenant thereto, such appointment and authorization to be effective until the Chairman, President or CEO shall have been duly appointed pursuant to Section 6.1.

2.2. Purpose of the Company. The purpose and business of the Company shall be to (a) operate hydrocarbon resources located in the United States; (b) manage hydrocarbon resources located in the United States and operated by third parties; (c) explore for, evaluate and acquire additional hydrocarbon resources located in the United States; (d) invest and earn returns on Financial Accounts Assets and (e) engage in such other activities as may be appurtenant or incidental to such purposes. In connection with the foregoing purposes and subject to the terms and conditions set forth herein, the Company shall have, and may exercise, all of the rights and powers now or hereafter conferred by the laws of the State of Delaware on limited liability companies formed thereunder.

2.3. Name of the Company. For so long as XTO Energy and/or its Affiliates is a Member, the name of the Company shall be “Cross Timbers Energy, LLC”. The Company Business may be conducted under the Company’s name or any other name or names deemed advisable by the MMC. Subject to the right of the Company to use the name “Cross Timbers Energy, LLC” as provided above, XTO Energy and/or its Affiliates retain all intellectual property rights they may have in the name “Cross Timbers Energy, LLC.”

2.4. Place of Business of the Company. The principal place of business of the Company shall be at Fort Worth, Texas or such other place as the MMC may from time to time determine. The Company may have such offices as the MMC may from time to time deem necessary or advisable.

2.5. Registered Office, Registered Agent. The name and business address of the registered agent for service of process on the Company and its registered office in the State of Delaware are Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or such other qualified Person as the Company may designate from time to time. The Company may select any Person permitted by applicable law to act as registered agent for the Company in each jurisdiction in which it is necessary to appoint a registered agent.

2.6. Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Act and shall continue in perpetuity unless the Company is dissolved in accordance with this Agreement.

2.7. Qualification to do Business. The Chairman, President or CEO shall have the power to cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which Company Business is transacted and such qualification, formation or registration is necessary or appropriate for the transaction of Company Business. The President and each other Company officer designated by the MMC shall have the power to execute, deliver and file any certificates (and any amendments or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct Company Business.

2.8. Default Rules Under the Act. Regardless of whether this Agreement specifically refers to a particular Default Rule:

(a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and such Default Rule is hereby modified or negated accordingly, and

(b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, such Default Rule is hereby modified or negated accordingly.

2.9. Title to Property. The Company shall be the owner of all capital and property (whether real or personal, tangible or intangible) and rights conveyed to or otherwise acquired by it. By virtue of this Agreement, no Member has any interest in specific capital or property of the Company, including capital or property sold, transferred or otherwise conveyed by a Member to the Company. The Company shall hold all of its real and personal Property in the name of the Company and not in the name of any Member.

2.10. Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company and, no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Member.

2.11. Tax Classification; No State-Law Partnership. It is the intent of the Members that the Company shall be classified as a partnership for United States Federal income tax purposes and, to the extent possible, applicable state and local tax purposes. Neither the Company nor any Member shall file (and each Member hereby represents that it has not filed and covenants that it will not file) any income tax election or other document that is inconsistent with the Company’s position regarding its classification as a “partnership” for applicable Federal, state and local income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code (11 U.S.C. §101 et seq.), or for any purpose other than tax purposes.

2.12. Uncertificated Interests. All Membership Interests shall be recorded in book-entry form and no Member shall have the right to demand that the Company produce or deliver certificates representing any Membership Interest. Without limiting the foregoing, the MMC may, in its discretion, cause the Company to produce and deliver certificates representing the Membership Interests.

ARTICLE III

MEMBERS AND MEMBERSHIP INTERESTS

3.1. Classes of Membership Interests. The Company shall have one authorized class of Membership Interests.

3.2. Limited Liability of Members. No Member shall be obligated individually for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, by reason of being a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing individual liability on the Members for liabilities of the Company.

3.3. Remuneration to Members. Except as otherwise specifically contemplated by this Agreement or in a separate agreement approved by the MMC, no Member is entitled to remuneration for acting in the support of Company Business.

3.4. Members Are Not Agents. Subject to Section 6.1 and the delegations of rights and powers herein, the Members shall oversee and supervise the management of the business and affairs of the Company and, subject to the terms of this Agreement and the Act, shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the Company Business. Notwithstanding the foregoing, no Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, acting solely in the capacity of a Member, unless expressly and duly authorized in writing to do so by the Members, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

3.5. No Appraisal Rights. No Membership Interests or Members shall be entitled to appraisal rights in connection with or as a result of any amendment to this Agreement, any merger or consolidation of the Company, any conversion of the Company to another business form, any transfer to or domestication in any jurisdiction by the Company or the sale of all or substantially all of the Company’s assets.

ARTICLE IV

CAPITAL COMMITMENTS AND CAPITAL ACCOUNTS

4.1. Initial Capital Commitments.

(a) The Initial Capital Commitment of each Member admitted on the date hereof shall be divided into two tranches (the “Tranche 1 Initial Capital Commitment” and the “Tranche 2 Initial Capital Commitment”), as reflected on Exhibit A. The value of the Contributed Assets as set forth in Exhibit B for the Tranche I Contributed Assets and the Tranche 2 Contributed Assets to be contributed by the XTO Parties in fulfillment of their respective Tranche 1 Initial Capital Commitments and their respective Tranche 2 Initial Capital Commitments is the Agreed Value of those assets.

(b) Each Member irrevocably and unconditionally promises to pay (or, in the case of non-cash assets, transfer) to the Company the full amount of its Tranche 1 Initial Capital Commitment and Tranche 2 Initial Capital Commitment as follows:

(i) the Tranche 1 Initial Capital Commitments from Morningstar and the XTO Parties shall be fulfilled no later than the Tranche 1 Closing Date; and

(ii) the Tranche 2 Initial Capital Commitments from Morningstar and the XTO Parties shall be fulfilled no later than the Tranche 2 Closing Date.

(c) Notwithstanding Section 4.l(b)(i), in the event that the Members have taken all reasonable steps to fulfill their respective Tranche 1 Initial Capital Commitments by July 1, 2012 (or such later date if extended by the MMC) but any Party is unable to fulfill its respective Tranche 1 Initial Capital Commitments by such date, either Party upon written notice to the other Party has the right to terminate this Agreement without further obligation to the other Members.

(d) Notwithstanding Section 4.l(b)(ii), in the event that the Members have taken all reasonable steps to fulfill their respective Tranche 2 Initial Capital Commitments by January 1, 2013 (or such later date if extended by the MMC) but any Party is unable to fulfill its respective Tranche 2 Initial Capital Commitments by such date, either Party upon written notice to the other Party has the right to withdraw its Tranche 2 Initial Capital Commitment without further obligation to the other Members with respect to its Tranche 2 Initial Capital Commitment. The withdrawal by one Party of its Tranche 2 Initial Capital Commitment under this Section 4.l(d) shall result in the automatic cancellation of the Tranche 2 Initial Capital Commitment of the other Members. Notwithstanding anything herein to the contrary, in the event that Morningstar is not able to fulfill its Tranche 2 Initial Capital Commitment, even as a result of its inability to secure external financing in amounts and on terms reasonably satisfactory to Morningstar, Morningstar shall be obligated to pay directly to XTO Energy an amount equal to ten percent (10%) of the amount of Morningstar’ s Tranche 2 Initial Capital Commitment, such payment to be made within thirty (30) days after the date a Party provides its written notice to withdraw its Tranche 2 Initial Capital Commitment pursuant to this section.

(e) The amount contributed by each Member in respect to its Tranche 1 Initial Capital Commitment on or prior to the date hereof shall be reflected on Exhibit A (and treated for all purposes of this Agreement) as a Capital Contribution. The Company shall update Exhibit A as necessary to reflect the Members’ Tranche I Initial Capital Commitment and Tranche 2 Initial Capital Commitment fulfilled after the date hereof. Further, the Company shall update Exhibit A to reflect any Additional Capital Contributions made by the Members.

(f) In addition to Morningstar’s Initial Capital Commitment, Morningstar shall contribute an additional $*** of cash to the Company on the Tranche 1 Closing Date. The amount contributed pursuant to this Section 4.l(f) plus the $*** reduction of Financial Account Assets provided for under Section 4.7(a) shall be for the Company’s working capital and shall not be considered Financial Accounts Assets.

4.2. Additional Capital Contributions. The Members may agree to make Additional Capital Contributions at such times and in such amounts as they unanimously agree through the MMC. The Members shall agree on any adjustments, if any, to the Financial Accounts Sharing Percentage and the Membership Percentage necessary as a result of such Additional Capital Contributions. Unless otherwise agreed by the Members, the Members shall not be responsible for funding any Additional Capital Contributions after the Members’ aggregate Initial Capital Commitments have been fulfilled. It is understood that the XTO Parties are under no obligation to offer to contribute or contribute any non-cash assets as an Additional Capital Contribution beyond the Contributed Assets.

4.3. Failure to Make Capital Contributions.

(a) To the extent not inconsistent with Sections 4.l(c) and 4.l(d), in the event that any Member fails to make any Capital Contribution (whether in the form of cash or non-cash assets) in respect of its Initial Capital Commitment or fails to make any Additional Capital Contribution on or prior to the due date established by the MMC (the “Default Contribution Amount”), the CFO shall notify all Members and the MMC of such failure. The notice provided to the non-paying Member shall require that such Member pay its Total Amount in Default within 30 days (the “Cure Period”) of the date of such notice. The CFO shall notify the Members and the MMC whether such non-paying Member pays its Total Amount in Default within the Cure Period.

(b) In the event the non-paying Member fails to pay its Total Amount in Default within the Cure Period, (A) such Member shall be a “Defaulting Member” for all purposes hereunder until such Member pays to the Company its Total Amount in Default (including by making any outstanding non-cash capital contributions).

(c) Notwithstanding anything herein to the contrary, the Company shall be entitled to specifically enforce, by court action, a Member’s obligations to fulfill its Initial Capital Commitment (or, as the case may be) and make Additional Capital Contributions.

4.4. Valuation of Non-Cash Capital Contributions. The Agreed Value of all contributions of non-cash assets to the capital of the Company shall be valued at the amount agreed by the Members at the time of contribution, it being understood that the Agreed Value of the Tranche 1 Contributed Assets and the Tranche 2 Contributed Assets is as is set forth in Exhibit B.

4.5. No Right to Withdraw Capital Contributions. Except for distributions provided in Section 5.1 or otherwise approved by the MMC, no Member shall have the right to withdraw its Capital Contribution or to receive a return of its Capital Contribution.

4.6. Maintenance of Capital Accounts.

(a) The Company shall maintain a separate capital account for each Member (“Capital Account”) in accordance with this Section 4.6.

(b) A Member’s Capital Account shall be credited with (i) the amount of any cash contributed to the Company by or on behalf of such Member, (ii) the Agreed Value of any Property other than cash contributed to the Company by or on behalf of such Member, (iii) allocations to such Member of Company Profits, income or gain pursuant to Section 5.4 (including Simulated Gains), (iv) the amount of any Company liabilities expressly assumed by such Member or which are secured by any Property distributed to such Member, and (v) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

(c) A Member’s Capital Account shall be debited with (i) the amount of any cash and the Agreed Value of Property other than cash that is distributed to such Member, all as may be determined in accordance with this Agreement, (ii) allocations to such Member of Losses, Company Nonrecourse Deductions, or Member Nonrecourse Deductions and other items of deduction and loss (including Simulated Depletion Deductions and Simulated Losses) pursuant to Section 5.4, (iii) the amount of any liabilities of such Member expressly assumed by the Company or which are secured by any Property contributed by such Member to the Company, and (iv) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

(d) If any Property other than cash is distributed to a Member (whether or not subject to, or in connection with the assumption of a liability), the Capital Accounts of the Members shall be adjusted to reflect the manner in which Unrealized Gain or Unrealized Loss inherent in such distributed Property or liability, if any, would have been allocated among the Members under Section 5.4 if the Company had sold such distributed Property and transferred such liability, if any, for their respective Agreed Values, recognized such Unrealized Gain or Unrealized Loss, and allocated such items of gain or loss under Section 5.4 (either separately or as included in the computation of Profit and Loss, as the case may be).

(e) If the MMC reasonably determines that an adjustment provided for in this Section 4.6 is necessary or appropriate to reflect the relative economic interests of the Members, the Company shall, upon the occurrence of one of the events described in Section 4.6(e)(iii), increase or decrease the Capital Accounts of the Members in accordance with Section 4.6(e)(ii) to reflect a revaluation of Company Property.

(i) Upon the occurrence of an event described in Section 4.6(e)(iii), the Carrying Value of all Company Property shall be increased or decreased, as the case may be, to an amount equal the Agreed Value of such Property as of the relevant date of such Section 4.6(e)(iii) event (any such increasing adjustment reflecting the Unrealized Gain inherent in such Property and any such decreasing adjustment reflecting the Unrealized Loss inherent in such Property). In addition, Company liabilities will also be revalued to their Agreed Values at any such time that the Company revalues Company Property to reflect the Unrealized Gain or Unrealized Loss inherent in such liability at such time.

(ii) Adjustments shall be made to the Capital Accounts of the Members under this Section 4.6(e), which shall reflect the amount and manner in which the Unrealized Gain or Unrealized Loss inherent in Company Property or Company liability would have been allocated among the Members under Section 5.4 (either separately or as included in the computation of Profit and Loss, as the case may be) if the Company had sold all of its Property and transferred all of its liabilities for its Agreed Value on the date of adjustment.

(iii) The Company shall make the Capital Account adjustments described in this Section 4.6(e) upon the occurrence of the following events: (A) a contribution of money or other Property (other than a de minimis amount) to the Company by a new or existing Member as consideration for Membership Interest in the Company; (B) a distribution of money or other Property (other than a de minimis amount) by the Company to a withdrawing or continuing Member as consideration for an interest in the Company; (C) the liquidation of the Company or (D) the occurrence of any other event with respect to which a revaluation of Company Property is permitted under Treas. Reg. §1. 704-1(b)(2)(iv)(f).

(iv) If any Property is reclassified to a Financial Account Asset pursuant to the last sentence of Section 4.7(b), the Capital Accounts of the Members shall be adjusted to reflect the manner in which any Unrealized Gain or Unrealized Loss inherent in such reclassified Property would have been allocated among the Members under Section 5.4 if the Company had sold such reclassified Property for its Agreed Value, recognized such Unrealized Gain or Unrealized Loss, and allocated such items of gain or loss under Section 5.4 (either separately or as included in the computation of Profit and Loss, as the case may be).

(v) The adjustments described in this Section 4.6(e) are intended to comply with Treas. Reg.§ l.704-l(b)(2)(iv)(f) and shall be interpreted consistently with such regulation to effectuate such intent. See the definition of “Profits or Loss” for special rules for the computation of Profits and Losses in the case of an adjustment under this Section 4.6(e).

(f) In the event of a Permitted Transfer, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

(g) For purposes of computing the Members’ Capital Accounts, the Simulated Basis of each oil and gas Property of the Company will be allocated to each Member in accordance with its Membership Percentage.

4.7. Financial Accounts.

(a) The Company shall separately maintain financial accounts (“Financial Accounts”) to track and account for the cash contributed with respect to Morningstar’ s Initial Capital Commitment. The Financial Accounts shall reflect (i) the cash received with respect to Morningstar’s Initial Capital Commitment less $*** for the Company’s working capital needs; (ii) investment, reinvestment and distribution of Financial Accounts Assets; (iii) any Financial Accounts Profits and Financial Accounts Losses; (iv) liabilities directly related to Financial Accounts activities; and (v) reduced by any use of Financial Accounts Assets as provided in Section 4.7(c).

(b) Except as provided in Section 4.7(c), the Company shall not use any Financial Accounts Assets for any purpose other than to (i) invest in Permitted Investments, (ii) pay Financial Accounts expenses included in Financial Accounts Profits or Financial Accounts Losses, (iii) pay liabilities described in Section 4.7(a)(iv), or (iv) distribute funds to the Members in accordance with Section 5.1. The Company shall not create or allow the creation of any liens or other security interests against any Financial Accounts Assets. Should Financial Accounts Assets be used to satisfy any Company liability (other than liabilities reflected in the Financial Accounts) or pay any expenditure of the Company (other than payments permitted by this Section 4.7(b) or as provided in Section 4.7(c)), additional Company assets with an Agreed Value equal to the amount of Financial Accounts Assets so used shall be reclassified and added to the Financial Accounts.

(c) Upon approval by the MMC, Financial Accounts Assets may be used to fund a portion of any additional capital needs approved by the Members that would have required an Additional Capital Contribution or for any other purpose approved by the MMC, provided that Morningstar agrees to and makes a corresponding Additional Capital Contribution (in cash or non-cash assets approved by the MMC) equal to 90% of the Financial Accounts Assets used.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1. Right to Distributions of Net Cash Flow. Except as provided in Section 10.4 or as otherwise determined by the MMC (but in all cases subject to Sections 5.2 and 5.3), the Members shall be entitled to quarterly distributions of (i) Net Cash Flow not reasonably required for the conduct of reasonable and prudent operations and (ii) Financial Accounts Profits (net of Financial Accounts Losses). Any distributions of Financial Accounts Profits provided for in this Section 5.1 and other distributions of Financial Accounts Assets approved by the MMC shall be made in accordance with the Members’ respective Financial Accounts Sharing Percentage. Any distributions of Net Cash Flow provided for in this Section 5.1 and other distributions approved by the MMC shall be made in accordance with the Members’ respective Membership Percentage.

5.2. Limitations. Notwithstanding any other provision of this Agreement, in no event shall the Company make (and the Members shall prevent the Company from making) a distribution to any Member to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the Company Property. For purposes of such calculation, the fair value of Company Property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets only to extent that the fair value of that Property exceeds that liability.

5.3. Withholding. The Company is authorized to withhold from distributions to a Member (if any), or with respect to allocations to a Member, and to pay over to a Federal, state or local government, any amounts required to be withheld pursuant to the Code, or any provisions of any other Federal, state or local law. Any amounts so withheld shall be treated as having been distributed to such Member pursuant to this Article V for all purposes of this Agreement, and shall be offset against the amounts otherwise distributable to such Member.

5.4. Allocation of Profits and Losses.

(a) Allocation of Financial Accounts Profits. After giving effect to the special allocations set forth in Sections 5.4(e) through (h), Financial Accounts Profits of the Company shall be determined as of the end of each Fiscal Year and shall be allocated to the Members as follows:

(i) First, Financial Accounts Profits shall be allocated to the Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (A) the cumulative Financial Accounts Losses allocated to each such Member pursuant to Section 5.4(b)(ii) for all prior Fiscal Years, over (B) the cumulative Financial Accounts Profits allocated to each such Member pursuant to this Section 5.4(a)(i) for all prior Fiscal Years.

(ii) Second, any remaining Financial Accounts Profits shall be allocated to the Members in accordance with their respective Financial Accounts Sharing Percentages.

(b) Allocation of Financial Accounts Losses. After giving effect to the special allocations set forth in Section 5.4(e) through (h), Financial Accounts Losses of the Company shall be determined as of the end of each Fiscal Year and shall be allocated to the Members as follows:

(i) Except as provided in Section 5.4(b)(ii), Financial Accounts Losses shall be allocated to the Members in accordance with their respective Financial Accounts Sharing Percentages.

(ii) The Financial Accounts Losses allocated pursuant to Section 5.4(b)(i) shall not exceed the maximum amount of Financial Accounts Losses that can be so allocated without causing any Member to have a deficit Adjusted Capital Account Balance at the end of any Fiscal Year. In the event some but not all of the Members would have deficit Adjusted Capital Account Balances as a consequence of an allocation of Financial Accounts Losses pursuant to Section 5.4(b)(i), the limitation set forth in this Section 5.4(b)(ii) shall be applied on a Member by Member basis so as to allocate the maximum permissible Financial Accounts Losses to each Member under Treas. Reg.§ l.704-l(b)(2)(ii)(d).

(c) Allocation of Residual Profits. After giving effect to the special allocations set forth in Sections 5.4(e) through (h), Residual Profits of the Company shall be determined as of the end of each Fiscal Year and shall be allocated to the Members as follows:

(i) First, Residual Profits shall be allocated to the Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (A) the cumulative Residual Losses allocated to each such Member pursuant to Section 5.4(d)(ii) for all prior Fiscal Years, over (B) the cumulative Residual Profits allocated to each such Member pursuant to this Section 5.4(c)(i) for all prior Fiscal Years.

(ii) Second, any remaining Residual Profits, shall be allocated to the Members in accordance with their respective Membership Percentages.

(d) Allocation of Residual Losses. After giving effect to the special allocations set forth in Sections 5.4(e) through (h), Residual Losses of the Company shall be determined as of the end of each Fiscal Year and shall be allocated to the Members as follows:

(i) Except as provided in Section 5.4(d)(ii), Residual Losses shall be allocated to the Members in accordance with their respective Membership Percentages.

(ii) The Residual Losses allocated pursuant to Section 5.4(d)(i) shall not exceed the maximum amount of Residual Losses that can be so allocated without causing any Member to have a deficit Adjusted Capital Account Balance at the end of any Fiscal Year. In the event some but not all of the Members would have deficit Adjusted Capital Account Balances as a consequence of an allocation of Residual Losses pursuant to Section 5.4(d)(i), the limitation set forth in this Section 5.4(d)(ii) shall be applied on a Member by Member basis so as to allocate the maximum permissible Residual Losses to each Member under Treas. Reg. § 1.704-l(b)(2)(ii)(d).

(e) Simulated Amounts.

(i) Simulated Depletion, Simulated Loss, and IDCs with respect to each oil and gas property of the Company will be allocated in proportion to the same manner as the Simulated Basis of such property is allocated among the Members pursuant to Section 4.6(g).

(ii) Simulated Gains. Simulated Gain with respect to any Company oil and gas property will be allocated to Members in accordance with their respective Membership Percentages.

(iii) Amount Realized. For purposes of Treasury Regulations Sections 1.704-l(b)(2)(iv)(k)(2) and 1.704-l(b)(4)(iii), the amount realized on the disposition of any oil and gas property of the Company shall be allocated (i) first to the Members in an amount equal to the remaining Simulated Basis of such Property in the same proportions as the Simulated Basis of such Property was allocated to the Members pursuant to Section 4.6(g), and (ii) any remaining amount realized shall be allocated to the Members in the same ratio as Simulated Gain is allocated pursuant to Section 5.4(e)(ii).

(t) Regulatory Allocations. The following special allocations shall be made in the following order:

(i) Company Minimum Gain Chargeback. If there is a net decrease during a Company Fiscal Year in Company Minimum Gain then, to the extent required by Treas. Reg. § l .704-2(f), each Member shall be allocated items of Company income and gain entering into the computation of Profits and Losses for such Fiscal Year (and, as necessary, for subsequent Fiscal Years) equal to that Member’s share of the net decrease in the Company Minimum Gain (within the meaning of Treas. Reg.§ 1.704-2(g)(2)). It is the intent of the Members that this Section 5.4(f)(i) constitute a Company Minimum Gain chargeback provision under Treas. Reg. § 1.704-2(f) and be interpreted consistently with such regulation to effectuate such intent.

(ii) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease during a Fiscal Year in Member Nonrecourse Debt Minimum Gain then, to the extent required by Treas. Reg.§ 1.704-2(i)(4), any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Fiscal Year shall be allocated items of Company income and gain entering into the computation of Profits and Losses for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (within the meaning of Treas. Reg. § l.704-2(i)(4)). It is the intent of the Members that this Section 5.4(f)(ii) constitute a Member Nonrecourse Debt Minimum Gain chargeback provision under Treas. Reg. § l.704-2(i)(4) and be interpreted consistently with such regulation to effectuate such intent.

(iii) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treas. Reg. § l.704-l(b)(2)(ii)(d)(4), (5), or (6) that causes or increases a deficit in such Member’s Adjusted Capital Account Balance, items of Company income and gain entering into the computation of Profits and Losses shall be allocated to all such Members in an amount and manner sufficient to eliminate, to the extent required by Treas. Reg. § 1. 704-1(b), the deficit Adjusted Capital Account Balance of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.4(f)(iii) shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account Balance after all other allocations provided for in this Section 5.4 have been tentatively made as if this Section 5.4(f)(iii) were not in this Agreement. It is the intent of the Members that this Section 5.4(f)(iii) constitute a qualified income offset provision under Treas. Reg. § l.704-l(b)(2)(ii)(d) and be interpreted consistently with such regulation to effectuate such intent.

(iv) Gross Income Allocation. In the event that any Member has a deficit Capital Account balance at the end of any Fiscal Year which is in excess of the sum of (1) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (2) the amount such Member is deemed to be obligated to restore pursuant to the next to last sentences of Treas. Reg. §§ l .704- 2(g)(l) and l.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.4(f)(iv) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Section 5.4 have been made as if Section 5.4(f)(iii) and this Section 5.4(f)(iv) were not in this Agreement. It is the intent of the Members that this Section 5.4(f)(iv) constitutes a gross income allocation and be interpreted to effectuate such intent.

(v) Company Nonrecourse Deductions. Company Nonrecourse Deductions shall be allocated to each Member in accordance with its relative Membership Percentage.

(vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions attributable to a Member Nonrecourse Debt shall be allocated to the Member (or Members) that bear the economic risk of loss for such Member Nonrecourse Debt in accordance with Treas. Reg. § l.704-2(i)(l).

(g) Curative Allocations. The Regulatory Allocations are intended to comply with certain requirements of the Treasury Regulations under Code Section 704(b). It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.4(g). Therefore, notwithstanding any other provision of this Section 5.4 (other than the Regulatory Allocations), the MMC shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the MMC determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all items of Company income, gain, loss or deduction were allocated pursuant to Sections 5.4(a) through 5.4 (d). In exercising its discretion under this Section 5.4(g), the MMC shall take into account future Regulatory Allocations under Sections 5.4(J)(i) and 5.4(J)(ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.4(J)(v) and 5.4(J)(vi). This Section 5.4(g) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(h) Special Allocations in Connection with Liquidation. In the case of the Fiscal Year in which the Company is liquidated (and, to the extent necessary, for any prior Fiscal Years for which tax returns have not been filed) items of income, gain, deduction and loss shall be allocated to the extent possible and in such a manner, as determined by the MMC, as is necessary to provide a Capital Account balance for each Member equal to the amount that such Member would receive if all of the proceeds of liquidation of the Company were distributed among the Members in accordance with Section 5.1 (determined as if the Company were not liquidating).

5.5. Tax Allocations. All items of income, gain, loss, and deduction, and all tax preferences, depreciation, accelerated cost recovery system deductions and investment interest and other tax items of the Company for each Fiscal Year (collectively referred to as “Company Tax Items”) shall be allocated for tax purposes to the Members in accordance with this Section 5.5.

(a) Except as provided in Sections 5.5(b) and 5.5(c), Company Tax Items shall be allocated for tax purposes in accordance with the allocations of items of income, gain, loss, deduction, Company Nonrecourse Deductions, Member Nonrecourse Deductions, Profits, and Losses under Section 5.4. For purposes of the preceding sentence, an allocation to a Member of a share of Profits or Losses shall be treated as an allocation to such Member of the same share of each Company Tax Item that is taken into account in computing such Profits or Losses.

(b) Gain or loss upon sale or other disposition of any Property contributed to the Company or any depreciation, amortization, or other cost recovery deduction allowable with respect to the basis of Property contributed to the Company shall be allocated for tax purposes among the contributing and non-contributing Members so as to take into account the difference between the adjusted tax basis and the fair market value of the Property on the date of its contribution in accordance with Section 704(c) of the Code. In making allocations pursuant to the preceding sentence, the Company shall use the “traditional method” as set forth in Treas. Reg. §1.704-3(b).

(c) Except as provided in Section 5.5(b), if there has been an adjustment to the Members’ Capital Accounts pursuant to Section 4.6(e) to reflect the unrealized income, gain, loss, or deduction inherent in Company Property, Company Tax Items with respect to such Property shall be allocated to the Members for tax purposes so as to take into account the difference between the adjusted tax basis of such Property and the value at which it is reflected in the Members’ Capital Accounts in any permissible manner as determined by the Tax Matters Member. The allocations under this Section 5.5(c) are intended to comply with paragraphs (b)(2)(iv)(f)(4) and (b)(4)(i) of Treas. Reg.§ 1.704-1 and shall be interpreted consistently with such regulation to effectuate such intent.

(d) To the extent consistent with the intent of the Members, accounting matters relating to allocations of Profits and Losses, Capital Accounts, and allocations of items of Federal income tax significance shall be handled in such a way that the allocations of items of Federal income tax significance will have substantial economic effect or will otherwise be respected for Federal income tax purposes.

5.6. Other Allocation Rules.

(a) The following rules shall apply with respect to those allocations of Profit, Loss and other items of income, gain, deduction and loss provided under Section 5.4:

(i) Profits, Losses and any other items of income, gain, deduction and loss will be allocated to the members pursuant to Section 5.4 as of the last day of each Fiscal Year; provided, however, that Profits, Losses and any such other items shall also be allocated at such times as the Carrying Values of Property are adjusted pursuant to Section 4.6(e).

(ii) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by the MMC using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

(b) The following rules shall apply with respect to those allocations of Company Tax Items provided under Section 5.5 and Section 5.6(b)(i) hereof:

(i) All Company Tax Items not otherwise allocated to the Members under Section 5.5 must be allocated to the Members in the same manner as any allocation of Profits and Losses relating to such item as allocated under Section 5.4.

(ii) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation Section l.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Membership Percentages.

(iii) To the extent permitted by Treasury Regulation Section l.704- 2(h)(3), the MMC shall endeavor not to treat distributions of Net Cash Flow as having been made from the proceeds of a Company nonrecourse liability or a Company nonrecourse debt.

5.7. Members’ Varying Interests. In the event of any changes in any Member’s Membership Percentage during the Fiscal Year, then for purposes of this Article V, the MMC shall take into account the requirements of Code Section 706(d) and shall have the right to select any method of determining the varying interests of the Members during the Fiscal Year which satisfies Code Section 706(d). Distributions and allocations in respect of any Transferred Membership Interest shall be subject to the provisions of Section 7.5.

ARTICLE VI

MANAGEMENT AND OPERATION OF THE COMPANY BUSINESS

6.1. Officers.

(a) General. Except as expressly limited by this Agreement or the Act, the day-to-day operations and affairs of the Company shall be managed by a management team consisting of a chairman (“Chairman”), chief executive officer (“CEO”), president (“President”), chief operating officer (“COO”) and chief financial officer (“CFO”). The Company also shall have a Secretary and a Financial Accounts Manager (“FAM”). The Chairman, CEO, President, CFO, COO and Secretary shall perform all duties which are commonly incident to such offices of a Delaware corporation, except as expressly limited herein, and such other duties as may be assigned to them by the Members. The FAM shall direct the Company’s management of Financial Accounts Assets and activities as required by Sections 4.7 and 6.1. Subject to any limitations set forth in this Agreement or the Act, the Chairman, CEO, President, CFO and COO may from time to time delegate their respective powers and duties to the other officers of the Company. Subject to any limitations set forth in this Agreement or the Act, the FAM may from time to time delegate his/her respective powers and duties to persons approved by the MMC.

(b) Appointment. The Chairman, CEO, President, CFO and COO shall be nominated by Morningstar and approved by the MMC. The Financial Accounts Manager shall be nominated by XTO Energy and approved by the MMC. The Secretary shall be appointed by the MMC. Each of the Chairman, CEO, President, CFO, COO, Secretary and FAM shall serve two year terms, each of which will be extended by the MMC for successive two year terms unless a different Chairman, CEO, President, CFO or COO is nominated by Morningstar or a different FAM is nominated by XTO Energy. In the event that a different Chairman, CEO, President, CFO, COO or FAM is nominated, such nomination is subject to approval by the MMC.

(c) Removal. (i) The Chairman, CEO, President, CFO and COO may be removed at any time for Cause by XTO Energy’s MMC Representative or at any time for any reason by Morningstar’ s MMC Representative. The FAM may be removed at any time for Cause by Morningstar’s MMC Representative or at any time for any reason by XTO Energy’s MMC Representative. In the case of any removal under this Section, the MMC Representative seeking such removal shall provide the MMC with 30 day’s advance written notice specifying the grounds for removal. (ii) Any officer may be removed at any time by unanimous vote of the MMC.

(d) Replacement. Upon the death, resignation or removal of the Chairman, CEO, President, CFO, COO, Secretary or the FAM, the Company shall appoint a successor officer using the procedure set forth in Section 6.1(b).

6.2. Members’ Management Committee.

(a) General. Subject to Section 6.1 and the specific approval rights of Members set forth herein, the Members shall oversee and supervise the management of the Company by and through a committee composed of three representatives for each of Morningstar and XTO Energy (the “Members’ Management Committee” or “MMC”) and having such authority as is granted under this Agreement or by the Members. The MMC may adopt policies and procedures governing the conduct of its meetings; provided that such policies and procedures are consistent with the terms of the Act and this Agreement.

(b) Member’s Management Committee Representatives.

(i) Morningstar and XTO Energy shall notify the Secretary of the Company of the identity of three individuals who may serve as that Member’s representatives (the “Member Representatives”) on the MMC. The three Member Representatives identified by XTO Energy shall collectively represent all of the XTO Parties and shall be considered a Member Representative appointed by each of the XTO Parties. Morningstar or XTO Energy may change the persons eligible to serve as Member Representatives by notice to the Secretary of the Company. Each Member shall be entitled to be represented at meetings of the Member’s Management Committee by any or all of its Member Representatives; provided, however, that if Morningstar or the XTO Parties are represented by multiple Member Representatives, Morningstar and XTO Energy shall designate a single Member Representative (the “Voting Representative”) to exercise voting rights of such Member (or, in the case of XTO Energy, all of the XTO Parties) during the meeting.

(ii) The Member Representatives shall constitute agents of the Members appointing them and shall not constitute “managers” within the meaning of the Act. Members and Member Representatives shall not have any fiduciary duties to the Company or any other Member. Except to the extent expressly otherwise provided herein, each Member, when exercising any voting right hereunder or under the Act or determining to grant or withhold its consent to any matter involving the Company, may exercise such rights or make such determinations as it in its sole discretion deems appropriate, and each Member Representative shall have the right to act in the interests and at the direction of the Member (exercised by such Member in its sole discretion) that appointed or elected such Member Representative.

(iii) Any Member Representative serving on the MMC shall be removed upon its Member’s removal from the Company or the Transfer of such Member’s Membership Interests.

(c) Meetings.

(i) The MMC shall hold regular meetings no less frequently than once every fiscal quarter to receive reports from the Company and to consider any matters requiring approval of the MMC. Special meetings of the MMC may be called by the Chairman or by any Member. The Chairman (or his/her delegee) shall serve as the chairperson of the MMC (“Chair”) and shall establish meeting times, dates and places and adopt rules or procedures consistent with the terms of this Agreement. Unless otherwise approved by the MMC, each meeting of the MMC will be held at the Company’s principal executive office. The Chair shall prepare or direct the preparation of the agenda for, and preside over, meetings of the MMC.

(d) Notice of Meetings. Written notice of each meeting of the MMC shall state the place, date and time of such meeting and an agenda setting forth the matters and proposals to be considered or voted on at the meeting and shall include copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the applicable Member Representatives). Notice of any meeting of the Members shall be given not less than 5 Business Days prior to such meeting. A Member Representative, by notice to the other Member Representative and the Chair given not more than three Business Days following the notice of a meeting, may add additional matters to the agenda for a meeting. Notice of a meeting need not be given to a Member Representative who signs a waiver of notice whether before or after the meeting. Receipt of notice may be waived, in writing, by any Member Representative either before, at or after such meeting, and shall be deemed to have been waived by any Member Representative who participates in such meeting, without protesting prior to the conclusion of such meeting the lack of notice of such meeting; provided, that such Member Representative has been given an adequate opportunity at the meeting to protest such lack of notice.

(e) Quorum. The presence of one Member Representative representing each Member shall be necessary to constitute a quorum for the transaction of business at any meeting of the MMC. In the absence of a quorum, the Chair may adjourn a meeting from time to time without further notice until a quorum is present. When a meeting is adjourned to another time or place, notice need not be given to the Member Representatives in attendance at the time the meeting is so adjourned if the time and place thereof are announced at the meeting at which the adjournment is taken. Notice of such time and place shall be provided to any Member Representative not in attendance at the original meeting at the time so adjourned. At the reconvened meeting, the Member Representatives may transact any business which might have been transacted at the original meeting.

(f) Telephonic Participation. A Member Representative may participate in a meeting of the MMC by any means of communication through which all Member Representatives participating in the meeting, whether physically present or communicating through other means, may simultaneously hear each other during the meeting. A Member Representative participating in a meeting by this means is deemed to be present at the meeting and the minutes may reflect such.

(g) Actions by Written Consent. Any action required or permitted to be taken at any meeting of the MMC may be taken without a meeting or advance notice if Members holding the requisite number of votes needed to take such action at a duly constituted meeting consent thereto in writing (including by Electronic Transmission) through their respective Member Representatives. Written consent by the Member pursuant to this paragraph (g) shall have the same force and effect as a vote of such Members taken at a duly held meeting of the MMC and may be stated as such in any document. Such writing or writings (including Electronic Transmissions) shall be filed with the minutes of the proceedings of the Members or of the relevant committee.

(h) Minutes. The Secretary of the Company, or such other Person as is appointed by the MMC, as applicable, shall maintain or cause to be maintained written minutes of the meetings of the MMC which, at minimum, shall record all of the actions taken at each meeting of the MMC. The Chair shall cause written minutes of all actions taken by it to be distributed to all Members Representatives for review and comment promptly after the meeting. The Chair shall present the minutes of each meeting for approval by the MMC at the next meeting thereof, and shall distribute a copy of the approved minutes to all Member Representatives within a reasonable time after the approval thereof. Each Member, through its Member Representatives, shall be entitled to inspect such records during normal business hours at the Company’s principal executive offices.

6.3. Vote Required for Taking Actions. Morningstar and the XTO Parties, collectively, shall each have one vote on all matters presented to the MMC for action. Except as otherwise expressly set forth herein, an affirmative vote of all Members through their respective Voting Representative(s) serving on the MMC shall be required for the MMC to take action.

6.4. Authorities granted to Company Management. Subject to applicable DOAG requirements established by the Company and Section 6.4(i), the Chairman, President or CEO, and in the cases of Section 6.40) and 6.4(k), the FAM, and CFO, respectively, have the authority to approve the followings actions by the Company:

(a) the timing and location of all wells to be drilled or worked over and any change in the use or status of a well;

(b) the entry into any contract, agreement or other arrangement binding on the Company with a Third Party in an amount or with a value of $250,000 or less;

(c) the commencement or settling of any litigation, arbitration or mediation which does not present a major precedent to the Company or to any of its Members to which the Company is, or is to be, a party for amounts equal to $50,000.00 or less (exclusive of legal fees and other costs of litigation, arbitration, mediation or settlement);

(d) the issuance of any press release or making any other public statement or announcement regarding the Company provided such statement or announcement is made in accordance with the protocol for approval of public statements established by the MMC;

(e) the acquisition or sale of any oil, natural gas or related hydrocarbon assets for amounts equal to $250,000 or less;

(f) the entry into any trade of well or other data with a Third Party;

(g) subject to a required banking resolution approved by the MMC, the opening, managing, and closing of bank accounts;

(h) the hiring of personnel;

(i) in any Fiscal Year, exceed the amount budgeted for any line item in an approved Annual Work Program & Budget by no more than I0% of the authorized amount for such line item or exceed the total amount budgeted for the Company’s operations during such fiscal year by no more than 5%;

(j) except as expressly limited by this Agreement or the Act, the investment of any Financial Accounts Assets in any Permitted Investment as directed by the FAM; and

(k) except as expressly limited by this Agreement or the Act, the investment of any financial assets other than Financial Accounts Assets in any Permitted Investment as directed by the CFO or the FAM pursuant to guidelines approved by the MMC.

6.5. Approvals by MMC. The MMC shall have the authority to take such actions as are specified in this Section 6.5 and elsewhere in this Agreement. Without the prior approval of the MMC, the Company shall not, and no officer or any Member shall cause the Company to:

(a) acquire or create any subsidiary of the Company;

(b) take any action under Sections 6.4 (b), (c), (e) and (i) where the amount at issue is in excess of the financial limitations set forth in such sections ;

(c) approve, adopt, amend or terminate any salary, health, welfare or other employee benefit or compensation plan or program or other general administrative policy of the Company, including the Company’s DOAG;

(d) admit any additional Members to the Company;

(e) approve the contribution of any non-cash assets to the Company and establish the Agreed Value of any such contributed non-cash assets;

(f) enter into any transaction between the Company and any Person which is not a Third Party or any material amendment, modification, consent, waiver or acquiescence with respect to any agreement between the Company and a Person which is not a Third Party;

(g) make any distribution to the Members, except for the quarterly distributions as provided in Section 5.1;

(h) take any action or engage in any activity that the MMC previously has informed the Chairman, President or CEO in writing is subject to the prior approval of the MMC;

(i) appoint, remove or replace the Chairman, CEO, President, CFO, COO, Secretary or FAM;

G) enter into any new business (requiring the amendment of Section 2.2) or exit the then existing Company Business;

(k) take any action in contravention of, amend, or terminate this Agreement or amend or cancel the Certificate;

(l) adopt or approve the Annual Work Program & Budget or any material modifications thereto;

(m) issue or incur indebtedness in amounts not provided for in or on terms not generally contemplated by the Annual Work Program & Budget;

(n) change the classification of the Company for United States Federal income tax purposes to other than a partnership;

(o) enter into or effect any transaction that would result in (A) a merger or consolidation or similar transaction of the Company with or into another Person; (B) the sale, license or transfer of all or substantially all of the Property of the Company; or (C) any other change of control of the outstanding voting power of the Company, in each case ((A) through (C) above) in a single transaction or a series of related transactions;

(p) cause or effect the reorganization of the Company, including conversion of the Company into another form of entity;

(q) file a petition seeking the voluntary bankruptcy of the Company;

(r) unitize Company’s leases or release Company’s leases;

(s) approve Permitted Investments;

(t) enter into or effect any transaction to liquidate or dissolve the Company;

(u) appoint an independent certified public accountant to provided audited financial statements;

(v) approve the format and detail of the operating and financial supplemental information the Company will provide Members pursuant to Section 11.5; and

(w) approve the accounting procedures described in Section 11.8.

6.6. Annual Work Program & Budget.

(a) The Company shall have an annual work program and budget (the “Annual Work Program & Budget”) that includes a description of the planned work activities and the funding for all operations of the Company. The CFO shall provide a copy of each approved Annual Work Program & Budget to each Member.

(b) The initial Annual Work Program & Budget shall cover operations through December 31, 2012 and shall be prepared by the Company’s CFO and presented to the MMC no later than 60 days following the Effective Date. No later than 90 days prior to the beginning of each Fiscal Year, beginning with the 2013 Fiscal Year, the Company’s CFO shall prepare and present to the MMC for approval an Annual Work Program & Budget covering the succeeding two Fiscal Years.

(c) The Annual Work Program & Budget shall include detailed line items and projections for the first Fiscal Year covered by such budget, which shall be binding on the Company and the Members, and summary line items and projections for the second Fiscal Year covered by such budget, which shall be for informational purposes only. The Annual Work Program & Budget shall provide the development plan and address funding for operations, maintenance, capital expenditures, Reserves and other expenditures expenses approved by the MMC and such other items as are requested by one or more of the Members.

(d) If the MMC does not approve an Annual Work Program & Budget or amendments thereto requested by the CFO for any Fiscal Year, the Company’s management shall operate the Company and incur expenditures at the minimum level necessary to maintain oil and gas leases owned or controlled by the Company or to fulfill obligations under existing contracts that had been entered into in accordance with the terms and conditions of this Agreement.

6.7 Operating and Services Agreement. The Company desires to engage Morningstar to conduct operations and provide administrative Services in furtherance of the business and activities of the Company and, to that end, has contemporaneously with this Agreement, entered into an operating and services agreement (the “Operating and Services Agreement”) with Morningstar. By their execution of this Agreement, the Members approve and ratify the Operating and Services Agreement.

ARTICLE VII

TRANSFER OF MEMBERSHIP INTERESTS

7.1. Restriction on Transfers. No Member may Transfer all or any portion of its Membership Interest except in strict compliance with this Article VIL

7.2. Permitted Transfers. Subject to full compliance with Section 7.3, any Member shall be permitted to Transfer its Membership Interest (each such Transfer being a “Permitted Transfer”) as follows:

(a) After the Lock-up Period, Morningstar may Transfer all, but not less than all, of its Membership Interest to one or more Affiliate(s) or to a Third Party; provided that such Transfer to a Third Party is approved by the MMC (and for purposes of such approval, Morningstar shall not be entitled to vote); and provided further that a Transfer to an Affiliate will not relieve Morningstar of its obligations under this Agreement (and Morningstar may be required to execute appropriate guarantees in respect thereof);

(b) at any time, any XTO Party may Transfer all or part of its Membership Interest to one or more of its Affiliate(s) or to a Third Party; provided that such Transfer to a Third Party is approved by the MMC (and for purposes of such approval, the XTO Parties shall not be entitled to vote); and provided further that a Transfer to an Affiliate will not relieve the XTO Party of its obligations under this Agreement (and the XTO Party may be required to execute appropriate guarantees in respect thereof);

(c) at any time a security interest in Morningstar’s Membership Interest; provided that the security instruments and/or loan agreements related to such security interest provide that in the event of a default by Morningstar that results in the security interest holder foreclosing on such security interest: (1) XTO Energy has the sole right to nominate the Chairman, CEO, President, CFO and COO and those offices will continue to have all authorities granted under this Agreement; (2) XTO Energy has the sole right to cause the Company to terminate the Operating and Services Agreement; (3) XTO Energy has the sole right to cause the Company to enter into an operating and services agreement with another party (including XTO Energy) chosen by XTO Energy; (4) any other operational control that Morningstar or its Affiliates have in the Company will be transferred to XTO Energy; and (5) XTO Energy has the unilateral right, but not the obligation, to pay off the security interest holder in exchange for a conveyance of Morningstar’ s Membership Interest; or

(d) at any time, a direct or indirect transfer of an equity interest in Morningstar to: (i) a Permitted Transferee; or (ii) a Person where such transfer does not result in a Morningstar Change of Control.

7.3. Conditions to Transfer. Without limiting any other provisions or restrictions or conditions of this Article VII and in addition thereto, no Transfer of Membership Interests (other than a Permitted Transfer pursuant to Sections 7.2(c) or (d)) may be made under any circumstances unless each and all of the following requirements and conditions precedent are satisfied:

(a) Pre-emption right. If a Member (the “Transferring Member”) wishes to Transfer its Membership Interest (the “Offered Membership Interest”) to any Person other than an Affiliate of such Member, the other Member (the “Pre-Emption Member”) shall have a pre-emption right as set forth below:

(i) Notice of lntent to Transfer. Before the Transferring Member makes any Transfer of the Offered Membership Interest, the Transferring Member must first give to the Pre-Emption Member a notice in writing (the “Transfer Notice”) containing the following information:

(1) the full name and other details necessary to identify the Person which has offered to be Transferred the Offered Membership Interest (the “Offeror”). Should the Offeror be a Person other than a physical person, the Transfer Notice shall also state the full name and other details necessary to identify the Person (either physical person or otherwise) who ultimately controls the Offeror (with the concept of “control” being the same as included in the definition of “Affiliate”).

(2) A description of the transaction under which the Transfer is proposed; and

(3) the price and/or other consideration for the Offered Membership Interest and any applicable payment terms.

(ii) Upon receipt of a valid Transfer Notice, the Pre-Emption Member may exercise its pre-emption right and purchase the Offered Membership Interest by giving the Transferring Member written notice (the “Pre-emption Notice”) containing an express, unconditional and irrevocable declaration of the Pre-Emption Member’s willingness to purchase the Membership Interest at the price and on payment terms as set forth in the Transfer Notice, such Pre-Emption Notice to be given no later than thirty (30) days after the date of receipt of the Transfer Notice.

(iii) If the Transferring Member proposes to transfer the Offered Membership Interest for consideration in whole or in part other than cash, the Parties shall attempt to agree on a cash equivalent value for the non-cash consideration being offered by the Offeror. Should the Parties be unable to agree such cash equivalent value, the Parties shall use the Valuation Process to determine such cash equivalent value. Should the Transferring Member be dissatisfied with the cash equivalent value determined under the Valuation Process, it can withdraw from the proposed Transfer in its entirety, but will not be allowed to make a Transfer to either the Offeror or the Pre-Emption Member. Should the Pre-Emption Member be dissatisfied with the cash equivalent value determined under the Valuation Process, it can withdraw its Pre-Emption Notice without penalty, in which case the Transferring Member may proceed with the proposed Transfer to the Offeror on the same terms and conditions as set forth in the Transfer Notice.

(iv) Any transfer of Membership Interests to a Person other than an Affiliate or the other Member shall be completed within 120 days after the issuance of the Transfer Notice, unless such time is extended by agreement of the Parties.

(b) Required Documents. An instrument pursuant to which the proposed transferee agrees to all of the terms and conditions of, and to be bound by, this Agreement and each other agreement between the Company and the Transferring Member, and to assume all of the obligations of the Transferring Member and to be subject to all the restrictions and obligations to which the Transferring Member is subject under the terms of this Agreement and each other such agreement shall be delivered to the Company and, if the proposed transferee is not a Member, to the other Member.

(c) Restrictions. Such Transfer shall not be permitted if it would:

(i) result in a violation of the Securities Act of 1933, as amended, or any regulation issued pursuant thereto, or any state securities laws or regulations, or any other applicable Federal or state laws or order of any court having jurisdiction over the Company; or

(ii) cause a material risk, in the opinion of independent reputable tax counsel (whose fees and disbursements shall be paid by the transferring Member or the transferee) selected by the MMC, that the classification of the Company as a partnership for purposes of the Code could be adversely affected.

(d) Costs. The Transferring Member or transferee shall pay to the Company all direct costs incurred and to be incurred by the Company in connection with or as a result of such Transfer, to the extent such costs would not have been incurred by the Company if such Transfer had not been proposed or made.

7.4. Unauthorized Transfers Void. Any Transfer or purported Transfer of a Membership Interest that is not a Permitted Transfer shall be null and void ab initio and of no force or effect whatever; provided, however, that if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Members elect to recognize a Transfer that is not a Permitted Transfer), the interest transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Membership Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Membership Interest may have to the Company. Notwithstanding anything in this Agreement to the contrary, neither such transferor nor such transferee shall have any right to vote on any matter presented for approval of the Members or the MMC, in each case as applicable, or to nominate any Member (or be nominated) to serve on the MMC.

7.5. Distributions and Allocations in Respect to Transferred Membership Interest.

(a) If any Membership Interest is Transferred during any Fiscal Year in compliance with the provisions of this Article VII, Profits, Losses, each item thereof, and all other items attributable to the Transferred Membership Interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Membership Interests during such Fiscal Year in accordance with Section 5.6. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

(b) The transferee of a Membership Interest validly transferred under this Agreement shall succeed to:

(i) the Membership Percentage;

(ii) the Financial Accounts Percentage; and

(iii) any other percentage as may be applicable,

to the same extent it relates to the Transferred Membership Interest.

ARTICLE VIII

WITHDRAWAL

Members shall not have the right to withdraw from the Company at any time, and shall not withdraw from the Company unless approved in advance by the other Member, such approval to be at the sole discretion of the other Member.

ARTICLE IX

DEFAULT; REMOVAL OF MEMBERS

9.1. Default. The occurrence of any of the following events in respect of a Member shall result in such Member being a “Defaulting Member” hereunder:

(a) such Member becomes a Defaulting Member in accordance with Section 4.3;

(b) any material breach by such Member of any of its representations and warranties or of its financial obligations hereunder (other than its obligation to make capital contributions in accordance with Article IV), which breach, if susceptible of cure, is not cured within 30 days following such Member’s receipt of notice of, and a demand to cure, such breach from the Company or any other Member;

(c) such Member becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors; an order is made by a court or an effective resolution is passed by the board of directors (or similar governing body) of such Member for the reorganization under any bankruptcy law, dissolution, liquidation or winding up of such Member; or a receiver is appointed for all or a substantial part of such Member’s assets; provided, however, that in the event that a security interest in Morningstar’s Membership Interest is foreclosed on by a creditor or a creditor seeks any other remedy in connection with its security interest not inconsistent with the rights of the XTO Parties as described under Section 7.2(c), neither Morningstar nor the creditor shall be a Defaulting Member solely as a result of such action; or

(d) such Member dissolves, liquidates, is wound up or otherwise terminates its existence, except to the extent that dissolution, liquidation, winding-up or termination results in Permitted Transfer.

9.2. Effect of Being a Defaulting Member. A Defaulting Member, including a Defaulting Member under Section 4.3, shall continue as such until the earliest of (a) such Member’s cure of the applicable default and, if applicable, payment of the Total Amount in Default, and (b) such Member’s removal from the Company. For as long as a Member is a Defaulting Member, such Member (and any transferee of such Member’s Membership Interests) shall forfeit (i) all rights to vote on any matter presented for approval of the Members or the MMC (in each case to the extent applicable to such Defaulting Member) and (ii) all rights it has to receive any distribution from the Company (it being understood that this provision shall not operate to prevent distributions to the other Member), and shall be subject to removal in accordance with Section 9.3. A Defaulting Member shall defend, indemnify and hold the Company and each other Member harmless from and against any and all claims, damages, losses, penalties, costs and expenses (including incremental tax liability and attorneys’ fees and expenses) incurred by any of them arising from or related to, the occurrence of any event under Section 9.1 that led to such Member being a Defaulting Member, any subsequent default by such Defaulting Member under Section 9.1 or the enforcement of this indemnity obligation. Such indemnity obligation shall survive termination or expiration of this Agreement, the withdrawal or removal of the Defaulting Member from the Company or the Transfer of such Defaulting Member’s Membership Interests.

9.3. Removal of Members.

(a) Any Member may be removed by vote of the MMC (i) if such Member is a Defaulting Member or (ii) upon a determination by counsel of the Company that the continued membership of such Member will cause the Company to violate applicable law; provided, that the Member whose removal is the subject of such vote shall not be entitled to vote on such matter.

(b) A Defaulting Member removed pursuant to this Section shall within 10 Business Days following its removal pay to the Company all outstanding amounts then owed by such Member to the Company, including amounts owed in respect of such Member’s Initial Capital Commitment and then Additional Capital Contributions.

(c) Following the removal of a Member, the Membership Percentage and other relevant percentages of each Member existing immediately after such removal shall be adjusted proportionately to account for the removal of such Member, and the Company shall update Exhibit A to reflect the same.

ARTICLE X

DISSOLUTION OF COMPANY; DISTRIBUTION UPON DISSOLUTION

10.1. Dissolution of the Company. The Company shall be dissolved upon the occurrence of any of the following events:

(a) the consent of all the Members to dissolve the Company;

(b) the consummation of any sale, lease, exchange, or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets (for this purpose, excluding Financial Accounts Assets); or

(c) the entry of an order of judicial dissolution of the Company under the Act.

10.2. Appointment of Liquidating Person. Upon the occurrence of an event set forth in Section 10.1, the MMC shall promptly appoint a Member or other Person to wind-up the affairs of the Company. Such Person shall (a) be responsible for overseeing the winding up and liquidation of Company, (b) take full account of the liabilities and assets of Company, (c) determine which assets shall be distributed in kind and which assets shall be liquidated, (d) cause the Company’s assets to be either sold or distributed, and if sold, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.5 and (e) give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. During the period of winding up, the Members or the Member or other Person appointed under this Section I 0.3 may make distributions of cash and other assets to the Members in accordance with the provisions of Article V hereof.

10.3. Certificate of Cancellation. As soon as possible following the occurrence of any of the events specified in Section 10.1, but following the complete liquidation of the Company’s assets in accordance with this Article X, the MMC (or the Member or other Person appointed under Section 10.3) shall cause a certificate of cancellation in such form as shall be prescribed by the Secretary of State of the State of Delaware to be executed and filed as required by the Act.

10.4. Distributions.

(a) After determining that all known debts and liabilities of the Company, including debts and liabilities to Members that are creditors of the Company, and expenses of liquidation, have been paid or adequately provided for, the remaining assets of the Company, if any, shall be distributed to the Members as follows: (i) Financial Accounts Assets shall be distributed to each Member in accordance with such Member’s respective Financial Accounts Sharing Percentage, but only to the extent of such Member’s positive Capital Account balance, as determined after taking into account allocations of Profits or Losses and any other items of income, gain, loss or deduction required to be allocated to the Members’ Capital Accounts for the Fiscal Year during which such liquidation occurs and any unrealized gains or losses inherent in any asset(s) to be distributed to the Members in kind upon the liquidation of the Company, and (ii) other remaining assets (including Financial Accounts Assets not distributed under Section 10.4(a)(i) shall be distributed to the Members in accordance with their positive Capital Account balances, as determined under Section 10.4(a)(i), after subtracting any distributions under Section 10.4(a)(i). Such liquidating distributions shall be made as promptly as possible following dissolution.

(b) If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

(c) Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely to the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution or share of any income or profits of the Company (upon dissolution or otherwise) against any other Member.

10.5. Statements Upon Dissolution. By no later than 90 days after the dissolution, termination and complete liquidation of the Company, each of the Members shall be furnished with statements similar, so far as may be practicable, to those described in Section 11.3 hereof prepared by the registered independent public accounting firm retained by the Company as of and for the period ending on the date of complete liquidation.

ARTICLE XI

BOOKS, RECORDS ACCOUNTING AND REPORTS

11.1. Books and Records of the Company. The CFO shall cause to be maintained proper and complete records and books of account of the Company affairs at the Company’s principal place of business. The Company’s books and records shall be prepared in accordance with GAAP and agreed accounting procedures, reflect all the Company’s transactions and be appropriate and adequate for the Company’s business. The Company shall maintain its books and records for at least the longer of ten years from the end of the Fiscal Year to which such books and records relate and the minimum period required by applicable law.

11.2. Rights of Examination and Inspection. Each Member shall have the right at all reasonable times during business hours to access the Company’s worksites, offices and personnel and to examine and make copies of the books or accounts of the Company, for any purpose reasonable related to the Member’s interest as a Member subject, in each case, to such reasonable standards as the MMC may establish, which shall include any restrictions necessary to prevent disclosure of confidential or proprietary information of the Company or the Members. Such right may be exercised through any agent or employee of each Member or by independent certified public accountants or counsel designated by such Member subject to an appropriate confidentiality agreement. Each Member shall bear all expenses incurred in any examination made for such Member’s account. The Members shall use reasonable efforts to coordinate their respective examinations or inspections of the Company’s facilities, records and books of account in order to minimize disruption of the Company Business.

11.3. Annual Reports. Within 75 days after the end of each Fiscal Year, the Company shall cause to be prepared at its own expense, and furnish each Member, audited financial statements accompanied by a report thereon from an independent registered public accounting firm approved by the MMC stating that such statements are prepared and fairly stated in all material respects in conformity with GAAP, and, to the extent inconsistent therewith, in accordance with this Agreement, including the following:

(a) a copy of the balance sheet of the Company as of the last day of such Fiscal Year;

(b) a statement of income or loss for the Company for such Fiscal Year;

(c) a statement of cash flows for the Company for such Fiscal Year; and

(d) a statement of the Members’ Capital Accounts, changes thereto for such Fiscal Year and Membership Percentages at the end of such Fiscal Year.

11.4. Quarterly Reports. Within 30 days after the end of each quarter, the Company shall cause each Member to be furnished with quarterly financial statements and quarterly production reports prepared in accordance with the Company’s methods of accounting, of the type described in Section 11.3(a) through (c) as of and for the period ended on the last day of such quarter, provided that such quarterly reports need not include such footnotes as may be required by GAAP.

11.5. Monthly Reports. Within 20 days after the end of each month, the Company shall cause each Member to be furnished with monthly financials statements and monthly production reports prepared in accordance with the Company’s methods of accounting, of the type described in Section 11.3(a) through (c) as of and for the period ended on the last day of such month, provided that such monthly reports need not include such footnotes as may be required by GAAP. The Company will also provide necessary operating and financial supplemental information adequate to meet each Member’s respective reporting requirements; the format and detail of such information shall be submitted to the MMC for approval within 120 days after the Effective Date.

11.6. Additional Information Upon request of Member. During the first three years of Company operations, the Company, at the request of any Member, shall provide to each Member, (i) financial statements for the Property of the Company of the type described in Section 11.3 as of, and for, each of the three years ended December 31, 2011 and (ii) a reserve report of the Property of the Company of the type described in Section 11.7 as of December. 31, 2011. The Member making such request shall bear all costs incurred by the Company in the provision of the reserve report.

11.7. Reserve Reports. Upon the request of any Member, the Company will cooperate in the preparation of a reserve report prepared by an independent petroleum engineer designated by the requesting Member, provided, that such reserve report is paid for by such Member; provided, further, that such requesting Member shall have no obligation to provide such reserve report to the Company or any other Member. Such reserve report prepared pursuant to this Section 11.7 is separate and independent from the reserve reports that Morningstar will prepare and submit to the Company pursuant to Section 3.2.21 of the Operating & Services Agreement.

11.8. Accounting Procedures. The Company shall maintain its accounts in accordance with agreed upon accounting procedures approved by the MMC. The accounting procedures shall be submitted to the MMC for approval within 120 days after the Effective Date.

ARTICLE XII

TAX MATTERS

12.1. Tax Returns and Information Reports.

(a) The Company shall cause all required Tax returns and information reports (including income and other required Federal, state and local tax returns and Forms 1099) for the Company to be prepared and to be timely filed with the appropriate authorities. The Company shall cause the timely remittance or payment of any Tax ( including withholding taxes and back-up withholding taxes arising from payments to Members or third parties) due or payable by the Company. The Company’s Federal Form 1065, and any amendments thereto, shall be agreed to and approved by the MMC prior to filing.

(b) The Company shall maintain all books and records appropriate or necessary to comply with any Tax or filing requirement. The Company shall maintain these books and records for at least the longer often years from the end of the Fiscal Year to which such books and records relate and the minimum period required by applicable law. Each Member shall have the right to examine these books and records under the terms and conditions specified in Section 11.2.

(c) The Company shall timely respond to all reasonable inquiries from the MMC or any Member regarding the tax affairs of the Company and the implications to the Members.

(d) No later than 10 days before any estimated payment due date, the Company shall provide to each Member estimates of such Member’s share of taxable income for the Fiscal Year through the end of the month preceding the due date of the estimated payment.

12.2. Information to Members.

(a) Within six months after the end of each Fiscal Year of the Company, the Company shall send to each Person who was a Member at any time during such Fiscal Year such tax information, including Federal tax Schedule K-1, as shall be reasonably necessary for the preparation of such Member’s Federal, state and local income tax returns.

(b) Within 75 days of the end of each Fiscal Year of the Company, the Company shall provide each Person who was a Member at any time during such Fiscal Year such information with respect to the Company as may be necessary for the calculation of such Member’s Federal tax obligation for such Fiscal Year. This period shall be automatically extended by the period of any delay beyond the control of the Company, such as a delay resulting from the failure of a Third Party to provide required tax information to the Company in a timely manner.

(c) Within six months after the end of each Fiscal Year of the Company, the Company shall provide to each Person who was a Member at the end of such Fiscal Year, calculations of each Member’s Capital Account and Federal tax basis in the Company.

12.3. Information to MMC.

(a) Within five months after the end of each Fiscal year, the Company shall provide the MMC with sufficient information to review and approve the Company’s Federal Form 1065, calculation of each Member’s Capital Accounts and calculation of each Member’s Tax Basis. The information provided shall include a detailed reconciliation of (i) significant differences between financial reporting and taxable income, and (ii) tax return results to each Member’s tax basis and (iii) each Member’s tax basis to each Member’s Capital Account.

(b) The Company shall promptly provide the MMC (i) notice of the commencement of any audit or controversy related to any Tax, and (ii) descriptions of developments related to any Tax, including significant tax exposures, significant events affecting the Company’s tax position and the status of any Tax audits or controversies.

(c) The Company shall notify the MMC of any material reports, analyses, opinions or similar information related to tax planning or the Company’s tax affairs prepared by the Company, any outside counsel engaged by the Company or any service provider for the Company (including Morningstar). The Company shall make all such reports, analyses, opinions or similar information available to the MMC.

12.4 Tax Matters Member.

(a) XTO Energy shall be designated as the Tax Matters Member, which Member shall be authorized and required to represent the Company in connection with all examinations of the Company’s Federal income tax affairs, including any resulting administrative and judicial proceedings, and to expend Company funds for reasonable and customary costs associated therewith. Morningstar shall represent the Company in connection with all other examinations of the Company’s tax affairs by tax authorities, and to expend Company funds for reasonable and customary costs associated therewith. Neither XTO Energy nor Morningstar shall (i) be entitled to compensation for performing these duties, or (ii) cause the Company to incur any expenses for professional services related to these matters in excess of $100,000 per year, without the consent of the MMC. If XTO Energy notifies the Company in writing that it declines to be the Tax Matters Member for any Taxable Year, then the MMC shall select the Tax Matters Member for that particular taxable year.

(b) XTO Energy or Morningstar shall obtain approval from the MMC before agreeing to any settlement of a Tax audit, controversy, judicial or other proceeding that would result in (i) a material adverse adjustment to the taxable income of any Member or (ii) a tax liability to the Company or its Members in excess of$10,000.

(c) XTO Energy shall have the exclusive authority, without approval of the MMC, to pursue any audit, controversy, judicial or other proceeding related to the tax treatment of the XTO Parties’ Capital Contributions pursuant to their Initial Capital Commitments; provided, however, that XTO Energy shall not agree to the settlement of any such audit, controversy, judicial or other proceeding that would result in (i) a material adverse adjustment to the taxable income of any Member or (ii) a tax liability to the Company or its Members in excess of$10,000 without MMC approval.

12.5 Consistent Reporting.

(a) The Company and each Member agree to consistently treat properties contributed in fulfillment of the XTO Parties’ Initial Capital Commitments as a contribution to the Company’s capital under IRC sections 721 through 723.

(b) Each Member shall timely notify the MMC and the other Member of its intention to take any position inconsistent with the Company’s treatment of any item on the Company’s tax returns or information reports. Each Member shall timely provide the Company and the other Member with any Form 8082, or similar form or disclosure, the Member plans to file or disclose for any Fiscal Year.

12.6. Statute of Limitations.

Neither the Company nor any Member may extend any of the Company’s statute of limitations for assessment of any Tax without consent from the MMC. Neither the Company nor any Member may extend the statute of limitations for assessment of tax deficiencies against Members with respect to adjustments to the Member’s federal, state, local, or foreign tax returns without consent from the MMC.

12.7 Tax Elections.

(a) Upon written request of any member, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s Property as described in Sections 734 and 743 of the Code. Each Member shall, at its own expense, within 30 days of request from the Company, furnish to the Company such information as is reasonably necessary to accomplish the adjustments in basis provided for under the Section 754 election.

(b) For both income tax return and Capital Account purposes, unless otherwise approved by the MMC, the Company shall elect (i) to deduct when incurred intangible drilling and development costs (“IDC”), (ii) the accrual method of accounting, (iii) to report income on a calendar year basis, and (iv) to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation.

(c) Unless otherwise directed by the MMC, for any applicable Fiscal Year for which such election may be made, the Company shall make the election described in Section 6231(a)(l)(B)(ii); and

(d) All other material tax elections shall be subject to approval by the MMC.

ARTICLE XIII

INSURANCE

The Company may purchase and maintain insurance, to the extent, in such amounts, with such insurers (including captive insurers that are Affiliates of Members) and on behalf of such Persons as the MMC shall deem reasonable; this insurance may cover any liability that may be asserted against (or expenses that may be incurred by) any such Persons in connection with the activities of the Company.

ARTICLE XIV

GOVERNING LAW; DISPUTE RESOLUTION

14.1. Governing Law. This Agreement, including Article XIV hereof, and the rights and obligations of the Members hereunder shall be governed in accordance with the laws of the State of Delaware without regard to the conflict of laws principles of such state that would refer any issue in a Dispute to the substantive laws of another jurisdiction.

14.2. Dispute Resolution. Except as otherwise provided herein, the parties to any Dispute hereunder shall attempt to resolve such Dispute through good faith negotiations between senior executive officers of such parties with the authority to settle such Dispute. If such Dispute cannot be resolved through negotiations within 30 Business Days following receipt of the written notice of the Dispute to each of the Members and the Company, any party to such Dispute wishing to initiate mediation shall do so within 30 days thereafter or within such other time period as the parties to the Dispute may agree. Any such mediation shall be conducted in accordance with the Commercial Mediation Procedures of the American Arbitration Association

(“AAA”) as in effect on the date of this Agreement. If no party to the Dispute issues a notice of mediation within such 30-day (or other agreed upon) period, or if the parties fail to settle such Dispute within 30 days following a notice of mediation, any such party shall have the right to submit the Dispute to resolution by final and binding arbitration. For the avoidance of doubt, except as otherwise expressly provided herein, no party may seek a binding determination of a Dispute except through arbitration as provided for in this Article XIV. The following provisions shall apply to arbitration proceedings pursuant to this Section 14.2:

(a) The place of arbitration will be Fort Worth, Texas. The arbitration will be conducted in the English language.

(b) The arbitral proceedings shall be carried out in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitral tribunal shall be composed of a sole arbitrator if the monetary value of the Dispute is $5,000,000 (or its currency equivalent) or less, and three arbitrators if the monetary value of the Dispute is greater than $5,000,000 (or its currency equivalent) or if the relief sought includes any which is not monetary in nature. In the case of a sole arbitrator, the parties to the Dispute shall endeavor to mutually agree upon the identity of said arbitrator within 30 days after the date on which the respondent(s)’ answer is filed in the arbitration. If there are to be three arbitrators, the claimant(s) and respondent(s) shall each simultaneously nominate one arbitrator within 30 days after the date on which the respondent(s)’ answer is filed and the two arbitrators will endeavor within the following 30 days to agree upon the third arbitrator who shall be the chairman of the arbitral tribunal. If any arbitrator is not nominated pursuant to the foregoing sentence, the AAA shall appoint such arbitrator. Any monetary counterclaim of a party must be included in such party’s answer, failing which, such claim cannot be made or considered by the arbitral tribunal.

(c) The parties to the Dispute shall submit true copies of all documents considered relevant with their respective statement of claim or defense and any counterclaim or reply. Further, the arbitral tribunal, at its own initiative or upon the request of a party to the Dispute may decide to require the submission of additional specific documents or specific, narrow and well-defined classes of documents that the arbitral tribunal considers relevant to the case and material to the outcome of an issue in the Dispute. The arbitral tribunal shall not have the power to award, nor shall the arbitral tribunal award, any punitive, indirect, incidental or consequential damages or awards for diminution in value or lost profits (however any such award is denominated). The arbitral tribunal is authorized to take any interim measures as it considers necessary, including the making of interim orders or awards or partial final awards. An interim order or award may be enforced in the same manner as a final award using the procedures specified below. Further, the arbitral tribunal is authorized to make pre- or post-award interest at applicable statutory interest rates during the relevant period.

(d) The written award of the arbitral tribunal shall be final and binding. Except to the extent set forth in the following sentence, each Member hereby waives irrevocably (and the Members shall cause the Company to waive irrevocably) any right to appeal such arbitration award and its rights to any form of review or recourse to any court or other judicial authority, in each case to the extent such rights may be waived. Notwithstanding anything to the contrary herein, each party retains the right to seek judicial assistance (i) to compel arbitration; (ii) to obtain interim measures of protection pending or during arbitration, including injunctive relief and declarations of specific performance; (iii) to enforce any decision of the arbitral tribunal, including the final award; and (iv) to seek dissolution of the Company in accordance with Section 18-802 of the Act. Judgment upon the award rendered by the arbitral tribunal may be entered by any court having jurisdiction thereof.

(e) All arbitration fees and costs shall be borne equally by the parties to a Dispute; provided, however, that the arbitral tribunal shall have the power to award costs against any party that calls witnesses whose testimony the tribunal considers to be irrelevant or duplicative. Each party shall bear its own costs of legal representation and, subject to the immediately preceding sentence, witness expenses.

(f) Each Dispute shall be resolved as quickly as reasonably possible. Any arbitration award must be issued within three months from completion of the hearing, or as soon as possible thereafter.

(g) Any Dispute and any negotiations, mediation and arbitration proceedings between the parties thereto regarding such Dispute shall be confidential and shall be subject to Section 16.1.

14.3. Survival. This Article XIV shall survive the termination or expiration of this Agreement, any withdrawal or removal of a Member or any Transfer of a Member’s Membership Interests, and shall remain binding upon a Member following its withdrawal or the Transfer of its Membership Interests.

14.4. Valuation Process. In the event that the MMC or Members cannot agree on the Agreed Value of any non-cash asset where agreement is required, the Agreed Value shall be determined according to the valuation process (“Valuation Process”) as described in this Section 14.4. XTO Energy and Morningstar shall each timely designate an appraiser to determine the price at which a willing seller would sell and a willing buyer would buy the asset, free and clear of all liens or other liabilities, substantially as an entirety (and as applicable, as part of a going concern) in a single arm’s-length transaction for cash, without time constraints and without being under any compulsion to buy or sell. If the two appraisers’ value determinations vary by less than ten percent (10%) of the higher determination, the Agreed Value shall be the average of the two determinations. If such determinations vary by ten percent (10%) or more of the higher determination, the two appraisers shall promptly designate a third appraiser. The Agreed Value shall be equal to the middle of the three determinations. Each appraiser selected pursuant to this Agreement shall be an independent investment banking firm or other independent qualified Person with prior experience in appraising the relevant assets and that is not an Affiliate of, employed by or otherwise related to any Member or owner of any Member.

ARTICLE XV

REPRESENTATIONS AND WARRANTIES

Each of the Members represents and warrants to each other Member and to the Company, as of the date such Member is admitted as a Member, as follows:

15.1. Organization. Such Member is corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

15.2. Authorization; Binding Effect. Such Member has all requisite power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Member of this Agreement and the performance by such Member of its obligations hereunder have been duly authorized by all requisite action of such Member. This Agreement has been duly and validly executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

15.3. Non-Contravention. The execution, delivery and performance by such Member of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of such Member or (b) violate or result in a breach of or constitute a default under any law or other restriction of any governmental authority to which the Company or such Member is subject.

15.4. Litigation. There is not pending or, to the best knowledge of such Member, threatened, against such Member any claim, suit, action or governmental proceeding, that would, if adversely determined, materially impair the ability of such Member to perform its obligations hereunder.

15.5. Conduct of Such Member. Neither such Member nor any of its Affiliates has made, offered, or authorized and none of them will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of the United States; (ii) the laws of the country of organization of such Member or such Member’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries. Each Member shall in good time (x) respond in reasonable detail to any notice from any other Member reasonably connected with the representations and warranties set forth in this Section 15.6 and (y) furnish applicable documentary support for such response upon request from such other Member.

ARTICLE XVI

MISCELLANEOUS

16.1. Confidentiality.

(a) Subject to paragraph (b) below, each Member agrees that it shall at all times keep confidential, and not disclose or make accessible to anyone, any Confidential Information of any other Member or the Company, except (i) with respect to Confidential Information of the Company, to the extent that such disclosure is approved in advance by the MMC, (ii) with respect to Confidential Information of any other Member, to the extent such disclosure is approved in advance by such other Member, or (iii) as may be required by applicable law, court process or other obligations pursuant to any governmental or regulatory authority requirement. In addition, subject to paragraph (b) below, no Member shall use any Confidential Information of the Company or any other Member (and the Members shall cause the Company not to use any Confidential Information of any Member) other than in connection with the performance of its obligations under this Agreement or in the operation of such Member’s business or the Company Business.

(b) Any Member may disclose Confidential Information (i) to its Affiliates, co-venturers, directors, members, officers or employees, or its accountants, lawyers, banks, lenders, investors and financial advisors who are directed to maintain the confidentiality of the disclosed Confidential Information and not use such Confidential Information for any purpose other than in connection with the business of such Member or its Affiliates, the Company Business, the operation of the Company or providing advice to such Member in the ordinary course of its professional duties; (ii) to its financing sources, provided that the proceeds of such financing are used by the Member to fund its obligations to the Company; or (iii) where required by law, court process or regulation; provided, however, that in the case of disclosure required by law, court process or regulation, the disclosing Person promptly shall notify the Person whose information is sought to be disclosed of such request for disclosure, and reasonably cooperate with such Person, to enable such Person to seek an appropriate order or other appropriate remedy to prevent or restrict the disclosure of such Confidential Information. Prior to disclosure of Confidential Information to any Person other than a director, officer, or employee of a Member or Affiliate of a Member or a Member’s accountants or lawyers, the disclosing party shall enter into a confidentiality agreement with the intended recipient which shall provide that the recipient will comply with the confidentiality restrictions and obligations set forth in this Agreement.

(c) The obligations set forth in this Section 16.1 shall be continuing and survive the termination of this Agreement and the dissolution of the Company, in each case for a period of five years, and shall be continuing and as to a Member shall survive the withdrawal or removal of such Member from the Company for a period lasting until the second anniversary of the termination of the Company’s existence.

16.2. Notices. All notices, demands and other communications required under this Agreement shall be in writing (in English) and delivered in person, by U.S. Mail, by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission. A notice, demand or other communication given under any provision of this Agreement shall be deemed delivered only when received by the Person to whom such communication is directed. All notices, demands and other communications required under this Agreement shall be addressed, (a) if given to the Company, at its principal place of business as provided in Section 2.4 hereof, and (b) if given to any Member, at the address set forth under such Member’s name on Exhibit A, or at such other address as such Member may hereafter designate by written notice to the Company, with such change to be effective 10 days after such notice is given.

16.3. Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

16.4. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Member shall not preclude or waive its right to use any or all other remedies provided hereunder.

16.5. Relationship. No Member has any authorization to enter into any contracts or assume any obligations for any other Member or make any warranties or representations on behalf of another Member other than as expressly authorized herein.

16.6. Binding Effect: No Third Party Beneficiaries. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer, nor shall anything herein confer, on any Person other than the Members and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities.

16.7. Assignment. Except as expressly set forth herein, no Member hereto may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of each other Members hereto. Any attempted assignment or delegation in violation of this Section 16.7 shall be void ab initio.

16.8. Interpretation.

(a) The table of contents and the descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b) Except as otherwise expressly provided in this Agreement or as the context otherwise requires, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” is used in the inclusive sense (and/or) and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (iii) a reference to a law or regulation, including references to the Code and Treasury Regulations, includes any amendment or modification to such law or regulation; (iv) a reference to a Person includes its permitted successors and permitted assigns; (v) a reference in this Agreement to an Article, Section or Exhibit is to the referenced Article, Section or Exhibit of this Agreement; and (vi) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision.

16.9. Severability. If any covenant or provision hereof is determined by a court or other tribunal of competent jurisdiction to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision, each of which is hereby declared to be separate and distinct. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than over breadth, the offending provision will be modified so as to maintain the essential benefits of the bargain between the parties hereto to the maximum extent possible, consistent with law and public policy.

16.10. Expenses. Except as otherwise provided herein or agreed by the Members, each Member hereto shall bear its own costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and each other document executed in connection with the formation of the Company.

16.11. Amendments. This Agreement may be amended only with the consent of the Members in accordance with Section 6.5(k). Notwithstanding the foregoing, the Company may update Exhibit A without the consent of any Member in order to reflect the addition or withdrawal of any Member or any other modifications required to be made thereto as a result of actions taken in accordance with this Agreement.

16.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Agreement.

16.13. Entire Agreement. This Agreement, together with the Exhibits hereto, the Certificate, the Conditions Precedent Side Letter Agreement and any other documents delivered pursuant to this Agreement, constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members or any of them. To the extent that any provision of the Certificate conflicts with any provision of this Agreement, the Certificate shall control.

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IN WITNESS WHEREOF, the Members have executed this Agreement to be effective on the date first above stated.

XTO ENERGY INC.

By:

XHLLC

By:
Jack P. Williams, Jr.
President

HHE ENERGY COMPANY

By:
Jack P. Williams, Jr.
President

MORNINGSTAR PARTNERS, L.P. (BY MORNINGSTAR OIL & GAS, LLC, ITS GENERAL PARTNER)

By: